Filed Pursuant to Rule 424(b)(3)

Registration No. 333-196334

Dated October 14, 2016

VYCOR MEDICAL, INC.

3,991,202 Shares of Common Stock Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of VYCOR MEDICAL, INC. of up to 3,991,202 shares of our common stock underlying Series A and Series B warrants, par value $0.0001 per share. We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTCQB under the symbol “VYCO”. On September 29, 2016, the closing sale price of our common stock was $0.35 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2016.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by VYCOR MEDICAL, INC. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY INFORMATION AND RISK FACTORS

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Vycor”, “the Company”, “we,” “us,” and “our,” refer to VYCOR MEDICAL, INC., a Delaware corporation.

SUMMARY OF THE COMPANY

This summary provides an overview of selected information and does not contain all the information on the Company you should consider. Therefore, this should be read in conjunction with the more detailed information set out in this prospectus, the business and other information provided in the SEC filings included as Exhibits, and matters set forth under “Risk Factors.”

Business Overview

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

Vycor is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions and operates two distinct business units within the medical device industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision provides non-invasive rehabilitation therapies for those who have vision disorders resulting from neurological brain damage such as that caused by a stroke. Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 57 issued or allowed patents and a further 13 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

The Company periodically engages in discussions with potential strategic partners for or purchasers of each or both of our operating divisions.

Vycor Medical

Vycor Medical designs, develops and markets medical devices for use in neurosurgery. Vycor Medical’s ViewSite Brain Access System (“VBAS”) is a next generation retraction and access system that was fully commercialized in early 2010 and is the first significant technological change to brain tissue retraction in over 50 years in contrast to significant development in most other neuro-surgical technologies. Vycor Medical is ISO 13485:2003 compliant, and VBAS has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, and regulatory approvals in Australia, Brazil, Canada, China, Korea, Japan, Russia and Taiwan.

We believe VBAS offers several advantages over other brain retractor systems, commonly known as ribbon or blade retractors that are metallic, including having the potential to significantly reduce brain tissue trauma that arises from excessive pressure at the edges of the blade. The design of VBAS can minimize the size of the brain entry access necessary for surgical procedures, and is believed to significantly reduce the pressure and hence trauma on the surrounding brain tissue.

NovaVision

NovaVision provides non-invasive, computer-based rehabilitation targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of stroke or other brain injury. NovaVision addresses a significant target market, estimated at approximately $2 billion in each of the U.S. and the EU and over $13 billion globally.

NovaVision has a family of therapies that both restore and compensate for lost vision:

●	Restoration of vision: NovaVision’s VRT and Sight Science’s Neuro-Eye Therapy (NeET), aim to improve visual sensitivity in a person’s blind area. VRT delivers a series of light stimuli along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with a large number of stimuli over the course of time. NeET targets deep within the blind area by repeated stimulation, allowing patients to detect objects within the blind field.

●	Compensation and re-training: Normal eye movements are also affected after brain injury adding to the problems of blindness. NeuroEyeCoach provides a complementary therapy to VRT and NeET, which re-trains a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field.

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VRT and NeuroEyeCoach are therefore highly complementary and are provided in an Internet-delivered suite to ensure broad benefits to NovaVision’s patients.

NovaVision also has models of VRT and NeuroEyeCoach for physicians and rehabilitation clinics, as well as VIDIT, a diagnostic program that enables therapists to perform high-resolution visual field tests in less than ten minutes.

NovaVision’s VRT is the only medical device aimed at the restoration of vision lost as a result of neurological damage which has FDA 510(k) clearance to be marketed in the U.S; and NeuroEyeCoach is registered in the US as a Class I 510(k) exempt device. VRT, NEC and NeET have CE Marking for the EU. NovaVision has 41 granted and 2 pending patents worldwide.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

NovaVision provides restoration therapies (VRT and NeET) and compensation or saccadic therapies (NeuroEyeCoach) for those suffering vision loss as a result of neurological trauma. The other therapy type for this condition is substitution (optical aids such as prisms) and is not considered by NovaVision as competition.

In restoration, competition has been reduced through NovaVision’s acquisition of Sight Science and there are a few very small companies or entities offering some form of vision rehabilitation product in Germany. Within compensation there are no real direct competitors. Other companies in the general rehabilitation space include RevitalVision, PositScience and Dynavision. In the professional market, NovaVision competes with aggregator products or those that provide a range of non-specific therapies, such a Rehacom, Sanet Vision Integrator and Bioness BITS. NovaVision’s products are dedicated to vision.

The Market For the Company’s Products And Therapies

VBAS is used for craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures are performed in the US annually. Of this, management believe approximately 225,000 (32 percent) are addressable by the VBAS range currently, with another 100,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,100,000 procedures with another 500,000 addressable by an expanded VBAS range.

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as stroke or other brain injury. The U.S. Centers for Disease Control (CDC) estimates there are approximately 8 million Americans who have previously had a stroke incident, with 795,000 additional strokes occurring annually; adjusting for repeat strokes and deaths, there are 481,000 new stroke survivors each year. Additionally, approximately 5.3 million Americans live with the long-term effects of a TBI, with 275,000 hospitalizations each year. The most recent scientific research estimates that approximately 28.5% experience some visual impediment and 20.5% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. The target market for VRT and NeET is this 20.5% subset of patients who have suffered a permanent visual field deficit; NeuroEyeCoach addresses all 28.5% of patients who experience visual impediments. Management estimates that the addressable target market for its therapies is approximately 2.9 million people in the US, approximately 2.8 million people in Europe and approximately 12.9 million people throughout the rest of the world.

Our Growth Strategy

Vycor Medical

Vycor Medical’s growth strategy includes:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing. Vycor Medical’s sales and marketing strategy is to penetrate a well-defined target market of 4,500 neurosurgeons. Vycor markets direct to surgeons as well as marketing and distributing through independent distributors, with a focus both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved, and to expand usage to a broader range of procedures. In order to expand its direct marketing and deepening its penetration, Vycor is exploring the creation of a Centers of Excellence medical education campaign and to that end will be finalizing new surgeon education and training materials including detailed videos produced with surgeons at Weill Cornell. Vycor is pursuing a policy of continually evaluating and upgrading its distributors as well as adding additional distributors in regions where it has little to no presence.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard-of-care blade retractors and to demonstrate VBAS’ potential for cost savings. Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption, and in turn revenues, further and faster by demonstrating VBAS’ superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To date the Company has already had 10 Peer Reviewed studies and 4 other clinical papers and anticipates further studies to be published.

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3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. VBAS has full regulatory approvals in Australia, Brazil, Canada, China, Europe (EU – Class III), Korea, Japan and Taiwan and is seeking or has partial regulatory approvals in India, Russia and Vietnam. Vycor Medical is actively pursuing new distribution agreements in the countries where it does not have any in place.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillary products and modalities that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor is modifying its existing VBAS product suite to make it more easy to integrate with Image Guidance Systems (IGS) by re-engineering VBAS so that the entire range of 12 devices, excluding the VBASmini, will be able to more easily accommodate pointers from all the main IGS manufacturers. Increasingly, all major neuro centers have image guidance systems, and where this is in place over 90% of surgeries are carried out using IGS and management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into this increasing trend.

NovaVision

While speech, physical, and occupational therapies are the long-standing treatment standards for stroke and TBI survivors, VRT is the first and only FDA-cleared clinical component of vision restoration to physically enhance the visual field after a stroke or brain injury. Increasingly the healthcare community, partly driven by strong lobbying by stroke associations worldwide, are recognizing that vision is not only a significant issue post stroke or brain injury, but that visual field loss can have a significant impact on the success of other rehabilitation modalities and the quality of life.

Our strategic vision for NovaVision has been to develop and provide a clinically supported, affordable and scalable visual therapy solution offering that provides broad benefits to those suffering visual impairment following neurological brain damage; and to offer solutions for both patients and physicians alike. Following a prolonged development program, aimed at broadening patient benefits, significantly reducing cost and making our therapies affordable and scalable, NovaVision was able to launch its Internet-delivered therapy suite in the US in June 2015 and in Europe in December 2015.

NovaVision has four routes-to-market aimed at patients and professionals, comprising: direct-to-patient; rehabilitation centers and clinics; stroke associations and support groups; and physicians. Given the company’s limited resources NovaVision is initially focusing on direct-to-patient, with a website lead-driven inbound and outbound marketing strategy targeted at prospective patients and relatives. Website metrics – particularly for the US and more recently Germany – are strong, showing good growth in traffic and rankings, and have been effective in generating leads. Our analysis of the campaign metrics in the US (including Google Ads) over the last 6 months have highlighted some key improvements that needed to be implemented which we are carrying out and which we believe could have a material impact on our lead generation.

Following the pilot launch of our NovaVision Center Model, comprising a vision diagnostics program and the NeuroEyeCoach training program, we are substantially broadening the delivery and licensing model in response to feedback from clinics. The new Center Model will have a complete suite for the professional market, including options for software download, CD Rom, Cloud based and Hardware delivery with flexible and cost-effective pricing options, and will be offered in both the US and Europe.

Manufacturing

Vycor Medical uses a sub-contract manufacturer to manufacture, package, label and sterilize its VBAS products. The Company is in the process of migrating all its VBAS manufacturing to Life Science Outsourcing, Inc. in Brea, California that is FDA-registered and meets ISO standards and certifications.

Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 16 granted/allowed and 11 pending patents.

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 41 granted and 2 pending patents (including Sight Science).

NovaVision’s VRT is the only medical device aimed at the restoration of vision lost as a result of neurological damage which has FDA 510(k) clearance to be marketed in the U.S; and NeuroEyeCoach is registered in the US as a Class I 510(k) exempt device.

Trademarks

VYCOR MEDICAL is a registered trademark and VIEWSITE is a common law trademark.

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT, VRT VISION RESTORATION THERAPY and NEUROEYECOACH, amongst others, along with relevant logos, both in the US and internationally.

Employees

We currently have 12 employees.

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Websites

The Company operates websites at www.vycormedical.com, www.novavision.com,www.novavisionvrt.com, www.neuroeyecoach.com and www.sightscience.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487. The Company’s telephone number is 561-558-2020.

THE OFFERING

This prospectus will be utilized in connection with the re-sale of 3,991,202 shares which could be potentially issued in the future as of the result of the sale of common stock and the prospective exercise of certain investor warrants and placement agent warrants which were issued in connection with the Company’s recent stock offering. The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	11,116,077 shares (1)

Common stock offered by the selling stockholders	3,991,202 shares

(1) Shares of common stock outstanding as of September 29, 2016.

Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. All share amounts are restated to reflect a one-for-150 reverse stock split which became effective January 15, 2013. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12/31/2015	12/31/2014	12/31/2013
Revenues	$1,138,634	$1,250,292	$1,089,374
Net comprehensive loss	$(2,315,379)	$(4,162,031)	$(2,410,116)
Net comprehensive loss per share	$(0.21)	$(0.39)	$(0.39)
Weighted average no. shares	10,839,335	10,270,657	6,324,175
Stockholders’ equity (deficit)	$1,145,722	$2,888,902	$(3,315,243)
Total assets	$2,022,731	$3,813,743	$2,115,250
Total liabilities	$877,009	$924,841	$5,430,492

The following selected data contains statement of operations data and balance sheet for the three months ended June 30, 2016 and June 30, 2015. The statement of operations data and balance sheet data were derived from the financial statements for the periods. Such financial data should be read in conjunction with the unaudited financial statements and the notes to the financial statements for said periods and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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	As of June 30, 2016	As of June 30, 2015
Balance Sheet Data:
Assets	$1,682,239	$2,755,089
Liabilities	$1,024,412	$791,597
Total Stockholders’ Equity	$657,827	$1,963,492
Statement of Operations Data
Revenue	$379,406	$286,018
Operating Expenses	$622,822	$710,130
Net Comprehensive Loss	$(302,442)	$(401,191)
Basis and Diluted Loss Per Share	$(0.03)	$(0.04)
Weighted Average Number of Shares Outstanding	11,007,522	10,819,691

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the financial and other information in this Prospectus, before deciding to invest in our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In such case, the value of our securities could decline and you may lose all or part of your investment in our securities.

Risks Related to Our Financials

We do not have a significant operating history and have not achieved profitable operations. If we are unable to achieve profitable operations, you may lose your entire investment.

Our independent auditors, Paritz & Co., P.A., certified public accountants, have expressed substantial doubt concerning our ability to continue as a going concern. We have incurred losses since our inception, including a net loss of $2,250,420 for the year ended December 31, 2015 and of $832,923 for the six months ended June 30, 2016, and we expect to incur additional losses in the future. We have incurred negative cash flows from operations since inception. As of June 30, 2016 the Company had a stockholders’ equity of $657,827 and cash and cash equivalents of $87,709. Since we have no record of profitable operations, there is high a possibility that you may suffer a complete loss of your investment.

The absence of significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of profitable operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our products and revenues can fluctuate due the timing impact of larger orders. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We were formed on June 17, 2005. Vycor Medical’s products were only fully launched at the beginning of 2010 and NovaVision’s therapies were re-launched following re-development in June 2015 in the US and December 2015 in Europe.W e are therefore currently in the relatively early stages of marketing our products and therapies. There can be no assurance at this time that we will ever operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	competition;

●	need for acceptance of products and therapies — there can be no assured market for our products and therapies and there is no guarantee of orders or of surgeon, physician or patient acceptance;

●	ability to continue to develop and extend brand identity;

●	ability to anticipate and adapt to a competitive market;

●	ability to effectively manage rapidly expanding operations;

●	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

●	dependence upon key personnel to market and sell our products and the loss of one of our key managers may adversely affect the marketing of our products.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

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Our revenue is dependent upon acceptance of our products and therapies by the market. The failure of such acceptance will cause us to curtail or cease operations.

Our revenue comes from the sale of our products and therapies. As a result, we will continue to incur operating losses until such time as sales of our products and therapies reach a mature level and we are able to generate sufficient revenue from the sale of our products and therapies to meet our operating expenses. There can be no assurance that customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for our products and therapies. In the event that we are not able to significantly increase the number of customers that purchase our products and therapies, or if we are unable to charge the necessary prices, our financial condition and results of operations will be materially and adversely affected.

We will need to raise additional funds to continue bring products to market and operate.

Our current funds are only sufficient to allow us to operate for a limited period of time. We will require additional funds in order to continue our operations after we exhaust our available funding. For the six months ended June 30, 2016 the aggregate of cash used in operating activities was $382,882, or an average monthly “burn rate” of approximately $64,000. The cash and cash equivalent balance of $87,709 at June 30, 2016 is therefore equivalent to a little more than one month of “burn rate”. This does not take into account any future sales growth and/or future cost cutting. There have been no significant changes in the operations of the Company since June 30, 2016 and none are anticipated in the next six months which would have a significant impact on the “burn rate”. Beyond this period the Company believes it will not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity or debt will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to further reduce costs (including marketing costs) or consider ceasing some or all of its operations.

The majority of the assets on our balance sheet comprise assets that are subject to annual accounting impairment review and therefore may be subject to write-downs which will affect both the balance sheet and net profit or loss.

The assets on our balance sheet include patents, software, and trademarks which are reviewed for impairment by the Company annually in accordance with the authoritative guidance. Impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. We will review these assets as part of the preparation of the financial statements for 2016 and, if an impairment exists, would be required to recognize an impairment to some or all of these assets which would increase the losses for the year and reduce the value of the assets on the balance sheet.

Risks Related to Our Business

Our existing products and therapies may not gain sufficient acceptance in the marketplace, or may take longer to gain acceptance than expected or may face regulatory delays.

Uncertainty exists as to whether our products and therapies will be fully accepted by the market without additional clinical evaluations and more widespread doctor acceptance, or that the time taken to gain regulatory approval or acceptance may be longer than expected. A number of factors may limit the market acceptance of our products and therapies, including the availability of alternative products and therapies and the price of our products and therapies relative to alternative products and therapies.

There is a risk that development of finalization of development of new products takes longer than expected, or that longer than expected regulatory processes in certain jurisdictions may slow the time period to full commercialization.

There is a risk that surgeons will be encouraged to continue to use multiple-use devices, such as standard blade retractors, instead of our single use devices, or alternative techniques or other tubular constructions or retractors. Our VBAS device is designed to be used only once and then discarded. Vycor Medical’s competitors include multiple use devices such as metal blade retractors. The multiple use devices are significantly less expensive on a per use basis than our single use devices. We are assuming that, notwithstanding the difference in price, surgeons will elect to use our devices because of their perception that our devices will permit safer and less invasive surgery. However, hospitals, medical insurance providers, health maintenance organizations and others approving surgical costs may decide that the cost outweighs the benefit. In addition, surgeons may opt to use other devices. While Vycor Medical intends to continue to build clinical and other scientific data demonstrating the cost benefit of VBAS over other methodologies, this data may not be conclusive or may be viewed as insufficient by hospitals or physicians.

In the US, NovaVision’s therapies require physician prescriptions, and physicians may not be persuaded by the effectiveness of our therapies to prescribe them to their patients, given the price compared to the physician perception of the therapy benefit. Whilst NovaVision intends to continue to implement strategies to increase awareness of its therapies, and their benefits, and has significantly reduced their cost to patients through its development program, there is no assurance that this strategy will be successful, particularly in that the target audience (for both physicians and patients) is very large and diverse and the patient audience tends to be both medically and financially challenged, requiring multiple methods and routes to access it. In the majority of cases there is no insurance reimbursement for NovaVision’s therapies, so patients are required to pay themselves.

The marketing expenditures required to achieve the level of awareness domestically and internationally may also be too high. NovaVision’s VRT therapy usually takes 6 months to complete, requiring patients to carry out the therapy twice a day (for an hour total), 6 days a week. Patients have to be persuaded that this level of intense therapy is justified for the anticipated benefit, but there is no assurance that sufficient numbers of patients will be convinced to enable a successful market to develop for the therapy.

Some of our competitors are more established and better capitalized than we are and we may be unable to establish market share.

Some of our competitors are well-known, more established and better capitalized than we are. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products which they sell to the same customers, have greater presence with these customer. They may also have more resources to expend on research and development to create more innovative products in competition with ours. Competition will also likely increase as or when the clinical and cost benefits of the Company’s products and therapies are established and proven. Accordingly, we may not be successful in competing with them for market share.

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Sales may not produce profits.

We may be forced to sell our products and therapies at a lower price than anticipated due to a variety of reasons, including without limitation selling prices of comparable products by our competitors and budget or financial constraints of our customers. Further, we may sell fewer products or therapies than anticipated, and the costs associated with each unit, including costs of manufacturing, delivery and commissions, may be greater than anticipated. As a result, there is a risk that costs associated with the sales of our products and therapies may be greater than we anticipated and that sales may fail to yield profitability.

International sales of our VBAS product tend to vary from period-to-period and are less predictable than domestic sales.T his can cause a material impact (either positive or negative) on VBAS revenues in a given quarter. Although international distributors generally commit to purchases of minimum quantities of product and we work with them to increase sales in their markets, there is no assurance that these minimums will be met, or that sales generated in a market in any one year might be repeated in subsequent years. In addition, Vycor Medical’s realized sales price for international sales tends to be lower than in the US. This is because Vycor Medical always partners with a distributor in international markets who will take on the marketing and distribution costs in return for a lower sale price.I n addition, end market pricing in some international markets is lower than in the US. Notwithstanding, international sales are a key component of Vycor Medical’s growth strategy and the profitability of these sales have yet to be determined.T he Company may not be able to attract suitable distribution partners in all the markets it wishes to enter.

A key component of NovaVision’s growth strategy has been the development of a lower cost delivery model which significantly lowers the price of its therapy to patients. This has also resulted in significantly lower realized sales prices to on a per patient basis. While management believes that cost to the patient is a key decision factor in utilizing the product, there is no assurance that lowered cost will automatically lead to more widespread product adoption.

We might incur substantial expense to develop products that, once commercialized, are never sufficiently successful.

Our growth strategy requires the successful development and launch of new or updated products for Vycor Medical and new or updated therapies for NovaVision. Although management will take every precaution to ensure that such expenditure is only on new or updated products and therapies with a high likelihood of achieving commercial success, there can be no assurance that this will be the case. The causes for failure of new or updated products and therapies once commercialized are numerous, including:

●	market demand for the product or therapy proves to be smaller than market research suggested;

●	competitive products or therapies with superior performance either on the market or commercialized at the same time or soon after;

●	product or therapy development turns out to be more costly than anticipated or takes longer;

●	product or therapy requires significant adjustment post commercialization, rendering the project uneconomic or extending considerably the likely investment return period;

●	additional regulatory requirements which extend the time to launch and increase the overall costs of the development;

●	patent conflicts or unenforceable intellectual property rights;

●	neurosurgeons and other physicians may be unwilling to adapt to new products and therapies, which will slow new product adoption;

●	new products and therapies may be dependent, to a greater or lesser extent, on the successful outcomes of clinical studies. These may cost more, take longer to complete, the outcomes maybe inconclusive, and it may be difficult to achieve publication in an important journal; and

●	other factors that could make the product uneconomical.

We might incur substantial expense to develop products that are never successfully developed and commercialized.

We have incurred and may continue to incur research and development and other expenses in developing new medical devices and therapies. The potential products and therapies to which we devote resources might never be successfully developed or fully commercialized by us for numerous reasons, including:

●	inability to develop products and therapies that address our customers’ needs;

●	competitive products with superior performance;

●	additional regulatory requirements which render the development uneconomic or prevent our ability to gain regulatory approval;

●	patent conflicts or unenforceable intellectual property rights;

●	demand for the particular product; and

●	other factors that could make the product uneconomical.

Incurring significant expenses for a potential product or therapy that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and share price.

We may not be successful in entering into strategic relationships.

One of the principal elements of our strategy has been to develop the business to the point where they would be attractive for strategic partnerships with other entities or potential acquirers of either or both of our operating divisions. We may or may not be able to find suitable partners for or acquirers of either or both of our operating division, or may not be able to enter into transactions that are on terms which are beneficial to the Company.

We cannot be certain that we will obtain and be able to maintain patents for our devices and technology or that such patents will protect us from competitors.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain patents for our devices, which is both costly and time consuming. We have 57 issued patents covering both NovaVision, Sight Science and Vycor Medical. We still are in the process of prosecuting 13 others. Patent Offices typically requires 12-24 months or more to process a patent application. There can be no assurance that the remainder of our patent applications will be approved. However we have not waited for the approval of all the patent applications before launching sales of our devices and therapies. There can be no assurance regarding how long it will take the U.S. Patent and Trademark Office to decide whether to approve our patent applications or how long it will take foreign patent offices to grant us patents. There can be no assurance that any patent issued or licensed to us will provide us with protection against competitive products and therapies or otherwise protect our commercial viability, or that challenges will not be instituted against the validity or enforceability of any of our patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and enforce it against infringement can be substantial and we do not have patent insurance. Even issued patents may later be modified or revoked by the Patent and Trademark Office or in legal proceedings. Patent applications in the United States are maintained in secrecy until the patent issues and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or the first to file patent applications on such inventions.

7

We are in the process of finalizing a manufacturing migration for VBAS that could result in unexpected expenses or inventory shortages.

We are in the process of finalizing a two-year manufacturing migration project for VBAS which will result in all the units being manufactured by Accent and then packaged and completed by LSO, these suppliers being located close to each other in California. The process of finalization could result in unexpected additional expenses and could also result in inventory shortages for certain models if not completed to plan.

Vycor Medical will be dependent on two key vendors to manufacture our products, once this migration is complete.

Vycor Medical is dependent on Life Science Outsourcing, Inc. (“LSO”) and Accent Plastics Limited (“Accent”) to provide engineering, contract manufacturing and logistical support to manufacture our products. We are dependent upon their manufacture of our products in accordance with our specifications and delivering them on a timely basis.

If either supplier fails to manufacture and/or deliver our products as specified, or decides to no longer manufacture for the Company, we may need to locate another manufacturer. We can offer no assurances that we will be successful in finding an alternate manufacturer and negotiating acceptable terms with them on a timely basis without impact on our manufacturing and delivery schedule.

Both manufacturers are subject to regulatory requirements and certifications. Loss of such certification would affect our ability to deliver products.

Vycor Medical’s relatively low volumes limit the ability to lower manufacturing costs.

Although the gross margins for Vycor Medical’s products are acceptable, manufacturing costs are volume-dependent. As the VBAS range comprises 14 different sizes, costs will only reduce further once volumes for each of the 14 sizes increase.

We will need additional distribution and marketing partners to help us market our products.

At this time, we have a small number of sales and marketing personnel and limited distribution and marketing channels that we will need to expand in the future. Vycor Medical has contracted with independent medical device distributors and representatives that collectively have field salespeople who call on neurosurgery departments both in the US and internationally. To implement our growth plan we need to expand the US and international scope of our sales and distribution. Given the relatively small size of our company and the fact that our products and therapies are new with currently limited sales, there is no assurance that we will be able to attract successful distributors to contract with us. There is also no assurance that the contracted distributors or potential new distributors will be successful in promoting and selling our products and therapies.

In addition, monitoring international distributors and interfacing with potential international customers and other partners is made harder given the size of our company.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with minimal employees. Future growth will impose significant added responsibilities on employees and members of management, including the need to identify, recruit, maintain and integrate new managers and employees. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of our key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business and our ability to implement our growth plan.W e cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacement for any of them. We do not have key man insurance on any members of our management team. If any member of our management team were to become incapacitated or die and we are unable to replace them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

Also, because of the nature of our business, our success is dependent upon our ability to attract, train, manage and retain sales, marketing and other qualified personnel.T here is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business and compete effectively in our industry.

Even though our current products and therapies are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products or therapies, these products or therapies could be subject to restrictions or withdrawal from the market.

Any product or therapy which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product or therapy, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. In particular we and our suppliers are required to comply with the Quality System Regulation, or QSR, for the manufacture of our products and delivery of our therapies which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product or therapy for which we obtain marketing approval. The FDA enforces the GMP and QSR through unannounced inspections. We and our third party manufacturers and suppliers will have to successfully complete such inspections. Failure by us or one of our suppliers, with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following enforcement actions:

8

●	warning letters or untitled letters;

●	fines and civil penalties;

●	unanticipated expenditures;

●	withdrawal or suspension of approval by the FDA or other regulatory bodies;

●	product recall or seizure;

●	orders for physician notification or device repair, replacement or refund;

●	interruption of production;

●	operating restrictions;

●	injunctions; and

●	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product or therapy sales and profitability to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

If the FDA determines that our promotional materials, training or other activities constitutes promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Moreover, any modification to a device that has received FDA approval that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new approval from the FDA. If the FDA disagrees with any determination by us that new approval is not required, we may be required to cease marketing or to recall the modified product until we obtain approval. In addition, we could also be subject to significant regulatory fines or penalties.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or efficacy of our products, and we will be required to report adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR or GMP, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

In Europe, the relevant European authorities could hold imports from us and remove CE marking for violating their rules and regulations. We could get a warning from a European Competent Authority or its Notified Body and we would be obligated to fix the problem and follow up with either the Notified Body or Competent Authorities.Similarly, in other international markets for which Vycor Medical’s products currently have full or partial regulatory approval (Australia, Brazil, Canada, China, Japan, Korea and Russia), the relevant regulatory body could place a hold on imports from us and could revoke any licenses held for violations of its rules and regulations. The relevant regulatory body could issue a warning the first time around and we would be obligated to fix the problem and follow up, or regulations could change invalidating our approvals.

Because product liability is inherent in the medical devices industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential product liability risks, which are inherent in the manufacturing, marketing and sale of medical devices. While we will take precautions we deem to be appropriate to avoid product liability suits against us, there can be no assurance that we will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive. While we have product liability coverage for our Vycor Medical devices, and product liability and professional indemnity insurance for our NovaVision and Sight Science therapies, there can be no assurance that we will be able to continue to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue marketing our products.

The other insurances we have are Directors and Officers Liability Insurance and certain commercial liability and personal property insurances at present. We may have exposure in the event of loss or damage to our properties.

We have not established any reserve funds for potential warranty claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Because the healthcare industry is subject to changing policies and procedures, we may find it difficult to continue to compete in an uncertain environment.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use our devices. This could substantially impair our ability to successfully marker our products, which would have a material adverse effect on our performance.

9

The market success of our products and therapies may be dependent in part upon third-party reimbursement policies that are often subject to change.

Our ability to successfully penetrate the market for our products and therapies may to some extent depend on the availability of reimbursement to individuals for rehabilitation therapies and to hospitals for neurosurgical procedures from third-party payers, such as governmental programs, private insurance and private health plans. There is no guarantee that this will not change in the future or that applicable levels of reimbursement to individuals and hospitals, if any, will be high enough to allow us to charge a reasonable profit margin. Vycor Medical’s products are not specifically reimbursed by third party payers, they are part of the overall procedure cost and therefore some hospitals may view this as an increase in cost. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected. NovaVision’s therapies are not generally reimbursed by third party payers, although this is sometimes available to patients on a case-by-case basis.

We may be affected by health care reform.

The U.S. Government, various state governments and European and Asian governments may enact various types of health care reform in order to control growing health care costs. We are presently uncertain as to the effects on our business of the certain legislation which has been previously enacted and are unable to predict what legislative proposals will be adopted in the future, if any.

Risks Related to Share Ownership

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Fountainhead Capital Management Limited (“Fountainhead”) is a substantial minority shareholder and their interests may differ from other stockholders.

As of September 29, 2016, Fountainhead (together with parties affiliated to Fountainhead) beneficially owned, in the aggregate, approximately 45.7% of our Voting Share Capital, including Common Stock and Preferred D Shares convertible into Common Stock. As a result, they are holders of a substantial minority of the outstanding shares (prior to the Offering) and they may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Their interests may differ from other stockholders.F ountainhead has committed to subscribe for its pro-rata share of the Offering and, dependent on the take-up of the Offering by other shareholders, this may result in Fountainhead and affiliated parties beneficially owning more than 50% of the Voting Share Capital.T wo of the Company’s members of management and the board of directors (David Cantor and Peter C. Zachariou) serve as investment managers of Fountainhead and one of the Company’s members of management and board of directors (Adrian Liddell) serves as an advisor to Fountainhead.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our common shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.20 to a high of $2.65 since September 1, 2014. Many factors could have a significant impact on the future price of our common shares, including:

our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;
our failure to successfully implement our business objectives and strategic growth plans;
compliance with ongoing regulatory requirements;
market acceptance of our products;
changes in government regulations;
general economic and market conditions and other external factors;
actual or anticipated fluctuations in our quarterly financial and operating results; and
the degree of trading liquidity in our common shares.

The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 25,000,000 shares of Common Stock, $0.0001 par value per share. As of September 29, 2016, 11,116,077 shares of Common Stock were issued and outstanding and approximately 8 million shares are reserved for issuance for warrants, options, preferred shares and deferred compensation. The remaining shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, would be likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Further, our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share of which as of September 30, 2016, 270,307 shares of preferred stock were issued and outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock that convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders. There is also a large number of warrants and options outstanding which, if fully exercised, would increase the number of outstanding shares by approximately 6.7 million. The weighted average issue price for the exercise of these warrants and options is $2.32. In addition, if fully converted, the Company’s outstanding convertible debentures and accrued interest would increase the number of outstanding shares by approximately 235,926. The Preferred D Shares are convertible into approximately 1.3 million shares.

10

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

That a broker or dealer approve a person’s account for transactions in penny stocks; and The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

Obtain financial information and investment experience objectives of the person; and Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

Sets forth the basis on which the broker or dealer made the suitability determination; and That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our Common Stock are thinly-traded on the OTCQB, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent.A s a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

11

We could issue additional Common Stock, which might dilute the book value of our Common Stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for our Common Stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote, and might dilute the book value of our Common Stock. You may incur additional dilution if holders of stock warrants or options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our Common Stock.

Our Common Stock could be further diluted as the result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise capital or as compensation for services and incentive compensation for our employees and directors. As of September 29, 2016 the Company has outstanding (a) $300,000 of convertible debt outstanding, which if fully converted together with accrued interest would result in the issuance of an additional 235,926 shares of Company Common Stock and (b) warrants and options to purchase 6.7 million shares of Company Common Stock.W e have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock to certain of our stockholders.A ll of these actions could serve to dilute the interests of the holders of our Common Stock

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock.W e are required to establish and maintain appropriate internal controls over financial reporting.F ailure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.I n addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.A ny actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.T he standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.W e expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.I t is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.I n addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.I n the event that our President or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement. It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon exercise of certain Warrants issued by the Company. Accordingly, there will be no dilution to our existing shareholders from these sales, other than from the exercise of the Warrants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock owned and issuable on the exercise of warrants beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares which are issuable on the exercise of warrants beneficially owned by each selling stockholder which is being offered by this prospectus and the number of shares which are issuable on the exercise of warrants beneficially owned which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

12

	Shares of		Shares of	Percentage of
	Common Stock	Shares of	Common Stock	Common Stock
	Owned Prior to	Common Stock	Owned After	Owned After
	the Offering (2)	to be Sold (3)	the Offering	this Offering
Name (1)
Abrams, Dennis IRA/ RBC Capital Markets Corp. F.B.O.	22,224	22,224	0	0.00%
Altieri, Francis IRA/ RBC Capital Markets Corp. F.B.O	10,000	10,000	0	0.00%
Bagley, Jr. Theodore	11,112	11,112	0	0.00%
Behar, Michael Roth IRA / RBC Capital Markets Corp. F.B.O.	55,000	55,000	0	0.00%
Bob Bridges	13,890	13,890	0	0.00%
Dell’Aera, Mario	178,890	178,890	0	0.00%
Herbranson, Dale E.	11,112	11,112	0	0.00%
Jenkins, Steven IRA / RBC Capital Markets Corp. LLC Cust	33,336	33,336	0	0.00%
Mathias, William	13,890	13,890	0	0.00%
McLoughlin, Mick	111,112	111,112	0	0.00%
Moroney, Robert and Carole R. JTTEN	13,890	13,890	0	0.00%
Pileggi, Kenneth W. IRA / RBC Capital Markets Corp. FBO	8,000	8,000	0	0.00%
Scott, Duncan	16,668	16,668	0	0.00%
Timothy H. Shear DEC of Trust DTD 1/6/1994	8,334	8,334	0	0.00%
Skutt, Glenn Richard & Lesley Howard JTTEN	27,780	27,780	0	0.00%
Takada, Hideo	100,000	100,000	0	0.00%
Teicher, Howard	4,168	4,168	0	0.00%
Abbott, Dennis IRA / RBC Capital Markets Corp. FBO	13,890	13,890	0	0.00%
Wallitt, Steve	16,668	16,668	0	0.00%
Giordano, Nicholas	33,334	33,334	0	0.00%
Abrams, Mark	138,890	138,890	0	0.00%
Richards, Donald J.	50,000	50,000	0	0.00%
Iacobello, Paul & Gina	11,112	11,112	0	0.00%
Fountainhead Capital Partners Limited	794,280	794,280	0	0.00%
Steven R. Antico	13,890	13,890	0	0.00%
Alan Antokal	55,556	55,556	0	0.00%
The Apregan Family Trust DTD 2/11/98	27,778	27,778	0	0.00%
Peter Backus	100,002	100,002	0	0.00%
Michael G. Cadwell	41,668	41,668	0	0.00%
Richard A. Cloyd	60,000	60,000	0	0.00%
Jason Cohen	83,334	83,334	0	0.00%
Chad Critchley	27,778	27,778	0	0.00%
Scott Cunningham	16,668	16,668	0	0.00%
Duncan Scott	27,778	27,778	0	0.00%
Donald P. Favre	27,778	27,778	0	0.00%
RBC Capital Markets Corp. FBO Susan A Izard IRA	13,890	13,890	0	0.00%
Alistair Eric Maccallum Laband	55,556	55,556	0	0.00%
Steven L. Lew	3,890	3,890	0	0.00%
James P. Little	22,224	22,224	0	0.00%
Raylan Loggins	16,668	16,668	0	0.00%
Michael Lutze	70,000	70,000	0	0.00%
Ulrich Otto	41,668	41,668	0	0.00%
David Rush	111,112	111,112	0	0.00%
William C. Slater	5,556	5,556	0	0.00%
Timothy Shear Dec of Trust DTD 1/6/1974	14,000	14,000	0	0.00%
Salman Wakil	50,000	50,000	0	0.00%
Orville A. White	55,556	55,556	0	0.00%
Chris Hayden	22,224	22,224	0	0.00%
Hugo Were	83,334	83,334	0	0.00%
Stephan Forstmann	11,112	11,112	0	0.00%
Altshuler, Howard	13,890	13,890	0	0.00%
RBC Capital Markets LLC FBO Michael A Boulus IRA	27,778	27,778	0	0.00%
Brickley, Robert J.	8,334	8,334	0	0.00%
DiBenedetto, Robert D.	5,556	5,556	0	0.00%
Fogle, Richard	13,890	13,890	0	0.00%
Kaspar, Mark	27,778	27,778	0	0.00%
MacKenzie, Kevin M.	27,778	27,778	0	0.00%
Nesland, Brett	15,000	15,000	0	0.00%
Rey 1998 Family Trust	55,556	55,556	0	0.00%
Sweeney, David	2,800	2,800	0	0.00%
Trafford, John	41,668	41,668	0	0.00%
Ufheil, David A.	27,778	27,778	0	0.00%
Simon, Michael & Mary	11,112	11,112	0	0.00%
Boltz, Willliam	41,668	41,668	0	0.00%
Sedberry, Erica Pitman	41,668	41,668	0	0.00%
Apgar, Christopher	41,668	41,668	0	0.00%
Shankara, Srinivas	11,112	11,112	0	0.00%
Scheuer, Ricardon & Silvia Suarez	75,000	75,000	0	0.00%
Barba, Randolph	27,778	27,778	0	0.00%
Bell, Stephen	8,500	8,500	0	0.00%
Cranshire Capital Master Fund LTD	41,668	41,668	0	0.00%
Intracoastal Capital, LLC	13,888	13,888	0	0.00%
Fisher, Patricia	5,556	5,556	0	0.00%
Gissler, Donald	27,778	27,778	0	0.00%
RBC Capital Markets LLC FBO Gregory J Carter IRA	27,778	27,778	0	0.00%
Hoffman, Michael L.	13,890	13,890	0	0.00%
Kayman, Rob	27,778	27,778	0	0.00%
King, David	6,668	6,668	0	0.00%
Koncsics, Tom	55,556	55,556	0	0.00%
Kytomaa, Harri	5,556	5,556	0	0.00%
RBC Capital Markets LLC Linda Friedman Roth IRA	2,778	2,778	0	0.00%
Prayaga, Sankar and Prayaga Gayathri JTTEN	3,000	3,000	0	0.00%
Todd Channell Trust	55,556	55,556	0	0.00%
Richard Hoffman	12,500	12,500	0	0.00%
Hugh Campbell	5,556	5,556	0	0.00%
Fraser Campbell	5,556	5,556	0	0.00%
Boris and Alexandra Smirnoff	55,556	55,556	0	0.00%
Nadejda Kassatkina	55,556	55,556	0	0.00%
Irina Pavlova	27,778	27,778	0	0.00%
Apex Technology Ventures, LLC	27,778	27,778	0	0.00%
Robert S. Prag	44,446	44,446	0	0.00%
JSL Kids Partners	72,224	72,224	0	0.00%
Thomas Varga TTEE Prag Children’s Trust FBO Andrew Prag	15,278	15,278	0	0.00%
Thomas Varga TTEE Prag Children’s Trust FBO Robert Prag Jr.	15,278	15,278	0	0.00%
RBC Capital Markets LLC FBO Jane Ellis	55,556	55,556	0	0.00%
Guri Dauti	27,778	27,778	0	0.00%
Total	3,991,202	3,991,202	-	-

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(1)	All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of September 29, 2016, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Represents shares of common stock issuable upon exercise of Series A and Series B Warrants.

(3)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board. As of September 29, 2016, there were 11,116,077 shares of common stock and one (1) share of Series C Preferred Stock and 270,307 shares of Series D Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Between January 2 and April 25, 2014, the Company completed the sale of $5,000,000 in Units comprising Common Stock and Warrants (the “Units”) to accredited investors (the “Investors”) in a private placement (the “Placement”). Each Unit was priced at $1.80 and comprised one share of Company Common Stock (the “Shares”), a series A warrant (the “Series A Warrants”) to purchase 0.5 shares of common stock and a series B warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 0.5 shares of common stock (the “Units”). Each Investor received (i) 3-year detachable Series A Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor and (ii) 3-year detachable Series B Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor. The Series A Warrants have an exercise price per share of $2.05 (subject to adjustment as provided therein). The Series B Warrants have an exercise price per share of $3.08. The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations. In the aggregate, the Company issued 2,777,808 shares of Common Stock, Series A Warrants to purchase an aggregate of 1,388,919 shares of Common Stock and Series B Warrants to purchase an aggregate of 1,388,919 shares of Common Stock.

15

Fountainhead Capital Management Limited (“Fountainhead”), the Company’s largest shareholder with approximately 40.0% of the Common Stock as of September 29, 2016, additionally converted a total of $1,426,542 of accrued consulting fees into an investment in Units under the Placement, comprising 792,523 shares of Common Stock, Series A Warrants to purchase 396,262 shares of Common Stock and Series B Warrants to purchase 396,262 shares of Common Stock.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Placement, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants. On February 24, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,420 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,420 shares of Common Stock.

Under the terms of the Placement Agent agreement with Garden State Securities, Inc., the Company issued an aggregate of 402,030 Placement Agent Warrants, on almost identical terms to the Series A Warrants.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

●	Restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in control without further action by the stockholders.

Series C Convertible Preferred Stock

At this time, there is one (1) share of Series C Convertible Preferred Stock issued and outstanding. Each share of Series C Preferred Convertible Stock is convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock (at $3.75 per share).

Series D Convertible Preferred Stock

At this time, there are 270,307 shares of Series D Convertible Preferred Stock (“Series D”) issued and outstanding. Series D shares that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Beginning on July 20, 2009, our Common Stock was quoted on the OTC Bulletin Board (now the OTCQB) under the symbol “VYCO”.

The following table shows the high and low prices of our common shares on the OTC Bulletin Board (now the OTCQB) for each quarter for fiscal years 2014 and 2015 and the first two quarters of 2016. The following quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2014-March 31, 2014	$3.06	$1.76
April 1, 2014-June 30, 2014	$2.80	$1.80
July 1, 2014-September 30, 2014	$3.12	$2.06
October 1, 2014-December 31, 2014	$2.37	$1.46
January 1, 2015-March 31, 2015	$2.10	$1.46
April 1, 2015-June 30, 2015	$1.91	$1.32
July 1, 2015-September 30, 2015	$1.70	$1.06
October 1, 2015-December 31, 2015	$1.50	$0.61
January 1, 2016-March 31, 2016	$0.96	$0.51
April 1, 2016-June 31, 2016	$0.70	$0.34

16

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of September 29, 2016, there were approximately 133 record holders of our common stock and there were 11,116,077 shares of our common stock issued and outstanding. Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209, tel. (303) 282-4800.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;
●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
●	contains a toll-free telephone number for inquiries on disciplinary actions;
●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;
●	the compensation of the broker-dealer and its salesperson in the transaction;
●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information Stock

Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

17

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant- date fair value and recognized over the vesting period of the applicable award on a straight-line basis. As of September 29, 2016, there were options outstanding under the Stock Option Plan to purchase 6,007,048 outstanding at an average exercise price of $2.57 per share.

Stock appreciation rights may be granted either on a stand-alone basis or in conjunction with all or part of any other stock options granted under the plan. As of September 29, 2016 there were no awards of any stock appreciation rights.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

The Law Offices of Robert L. B. Diener, 41 Ulua Place, Haiku, HI 96708 was retained for the purpose of preparing this Post-Effective Amendment No. 3 to the registration statement on Form S-1, rendering the legal opinion attached as an exhibit relative to the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener was paid a total of $2,500. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company.

The Law Office of Robert L. B. Diener may be retained for additional legal services in the future at fees to be agreed upon.

The financial statements of Vycor Medical, Inc., as provided herein, have been audited by an independent registered public accounting firm. The audit firm that has provided the audited financials is Paritz & Co., P.A., 15 Warren St., Hackensack NJ 07601. Paritz & Co., P.A. is not receiving any contingent interest, fee or shares in the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

Business Overview

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

Vycor is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions and operates two distinct business units within the medical device industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision provides non-invasive rehabilitation therapies for those who have vision disorders resulting from neurological brain damage such as that caused by a stroke. Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 57 issued or allowed patents and a further 13 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

The Company periodically engages in discussions with potential strategic partners for or purchasers of each or both of our operating divisions.

Vycor Medical

Vycor Medical designs, develops and markets medical devices for use in neurosurgery. Vycor Medical’s ViewSite Brain Access System (“VBAS”) is a next generation retraction and access system that was fully commercialized in early 2010 and is the first significant technological change to brain tissue retraction in over 50 years in contrast to significant development in most other neuro-surgical technologies. Vycor Medical is ISO 13485:2003 compliant, and VBAS has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, and regulatory approvals in Australia, Brazil, Canada, China, Korea, Japan, Russia and Taiwan.

We believe VBAS offers several advantages over other brain retractor systems, commonly known as ribbon or blade retractors that are metallic, including having the potential to significantly reduce brain tissue trauma that arises from excessive pressure at the edges of the blade. The design of VBAS can minimize the size of the brain entry access necessary for surgical procedures, and is believed to significantly reduce the pressure and hence trauma on the surrounding brain tissue.

18

NovaVision

NovaVision provides non-invasive, computer-based rehabilitation targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of stroke or other brain injury. NovaVision addresses a significant target market, estimated at approximately $2 billion in each of the U.S. and the EU and over $13 billion globally.

NovaVision has a family of therapies that both restore and compensate for lost vision:

●	Restoration of vision: NovaVision’s VRT and Sight Science’s Neuro-Eye Therapy (NeET), aim to improve visual sensitivity in a person’s blind area. VRT delivers a series of light stimuli along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with a large number of stimuli over the course of time. NeET targets deep within the blind area by repeated stimulation, allowing patients to detect objects within the blind field.

●	Compensation and re-training: Normal eye movements are also affected after brain injury adding to the problems of blindness. NeuroEyeCoach provides a complementary therapy to VRT and NeET, which re-trains a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field.

VRT and NeuroEyeCoach are therefore highly complementary and are provided in an Internet-delivered suite to ensure broad benefits to NovaVision’s patients.

NovaVision also has models of VRT and NeuroEyeCoach for physicians and rehabilitation clinics, as well as VIDIT, a diagnostic program that enables therapists to perform high-resolution visual field tests in less than ten minutes.

NovaVision’s VRT is the only medical device aimed at the restoration of vision lost as a result of neurological damage which has FDA 510(k) clearance to be marketed in the U.S; and NeuroEyeCoach is registered in the US as a Class I 510(k) exempt device. VRT, NEC and NeET have CE Marking for the EU. NovaVision has 41 granted and 2 pending patents worldwide.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

NovaVision provides restoration therapies (VRT and NeET) and compensation or saccadic therapies (NeuroEyeCoach) for those suffering vision loss as a result of neurological trauma. The other therapy type for this condition is substitution (optical aids such as prisms) and is not considered by NovaVision as competition.

In restoration, competition has been reduced through NovaVision’s acquisition of Sight Science and there are a few very small companies or entities offering some form of vision rehabilitation product in Germany. Within compensation there are no real direct competitors. Other companies in the general rehabilitation space include RevitalVision, PositScience and Dynavision. In the professional market, NovaVision competes with aggregator products or those that provide a range of non-specific therapies, such a Rehacom, Sanet Vision Integrator and Bioness BITS. NovaVision’s products are dedicated to vision.

The Market For the Company’s Products And Therapies

VBAS is used for craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures are performed in the US annually. Of this, management believe approximately 225,000 (32 percent) are addressable by the VBAS range currently, with another 100,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,100,000 procedures with another 500,000 addressable by an expanded VBAS range.

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as stroke or other brain injury. The U.S. Centers for Disease Control (CDC) estimates there are approximately 8 million Americans who have previously had a stroke incident, with 795,000 additional strokes occurring annually; adjusting for repeat strokes and deaths, there are 481,000 new stroke survivors each year. Additionally, approximately 5.3 million Americans live with the long-term effects of a TBI, with 275,000 hospitalizations each year. The most recent scientific research estimates that approximately 28.5% experience some visual impediment and 20.5% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. The target market for VRT and NeET is this 20.5% subset of patients who have suffered a permanent visual field deficit; NeuroEyeCoach addresses all 28.5% of patients who experience visual impediments. Management estimates that the addressable target market for its therapies is approximately 2.9 million people in the US, approximately 2.8 million people in Europe and approximately 12.9 million people throughout the rest of the world.

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Our Growth Strategy

Vycor Medical

Vycor Medical’s growth strategy includes:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing. Vycor Medical’s sales and marketing strategy is to penetrate a well-defined target market of 4,500 neurosurgeons. Vycor markets direct to surgeons as well as marketing and distributing through independent distributors, with a focus both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved, and to expand usage to a broader range of procedures. In order to expand its direct marketing and deepening its penetration, Vycor is exploring the creation of a Centers of Excellence medical education campaign and to that end will be finalizing new surgeon education and training materials including detailed videos produced with surgeons at Weill Cornell. Vycor is pursuing a policy of continually evaluating and upgrading its distributors as well as adding additional distributors in regions where it has little to no presence.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard-of-care blade retractors and to demonstrate VBAS’ potential for cost savings. Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption, and in turn revenues, further and faster by demonstrating VBAS’ superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To date the Company has already had 10 Peer Reviewed studies and 4 other clinical papers and anticipates further studies to be published.

3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. VBAS has full regulatory approvals in Australia, Brazil, Canada, China, Europe (EU – Class III), Korea, Japan and Taiwan and is seeking or has partial regulatory approvals in India, Russia and Vietnam. Vycor Medical is actively pursuing new distribution agreements in the countries where it does not have any in place.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillary products and modalities that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor is modifying its existing VBAS product suite to make it more easy to integrate with Image Guidance Systems (IGS) by re-engineering VBAS so that the entire range of 12 devices, excluding the VBASmini, will be able to more easily accommodate pointers from all the main IGS manufacturers. Increasingly, all major neuro centers have image guidance systems, and where this is in place over 90% of surgeries are carried out using IGS and management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into this increasing trend.

NovaVision

While speech, physical, and occupational therapies are the long-standing treatment standards for stroke and TBI survivors, VRT is the first and only FDA-cleared clinical component of vision restoration to physically enhance the visual field after a stroke or brain injury. Increasingly the healthcare community, partly driven by strong lobbying by stroke associations worldwide, are recognizing that vision is not only a significant issue post stroke or brain injury, but that visual field loss can have a significant impact on the success of other rehabilitation modalities and the quality of life.

Our strategic vision for NovaVision has been to develop and provide a clinically supported, affordable and scalable visual therapy solution offering that provides broad benefits to those suffering visual impairment following neurological brain damage; and to offer solutions for both patients and physicians alike. Following a prolonged development program, aimed at broadening patient benefits, significantly reducing cost and making our therapies affordable and scalable, NovaVision was able to launch its Internet-delivered therapy suite in the US in June 2015 and in Europe in December 2015.

NovaVision has four routes-to-market aimed at patients and professionals, comprising: direct-to-patient; rehabilitation centers and clinics; stroke associations and support groups; and physicians. Given the company’s limited resources NovaVision is initially focusing on direct-to-patient, with a website lead-driven inbound and outbound marketing strategy targeted at prospective patients and relatives. Website metrics – particularly for the US and more recently Germany – are strong, showing good growth in traffic and rankings, and have been effective in generating leads. Our analysis of the campaign metrics in the US (including Google Ads) over the last 6 months have highlighted some key improvements that needed to be implemented which we are carrying out and which we believe could have a material impact on our lead generation.

Following the pilot launch of our NovaVision Center Model, comprising a vision diagnostics program and the NeuroEyeCoach training program, we are substantially broadening the delivery and licensing model in response to feedback from clinics. The new Center Model will have a complete suite for the professional market, including options for software download, CD Rom, Cloud based and Hardware delivery with flexible and cost-effective pricing options, and will be offered in both the US and Europe.

Manufacturing

Vycor Medical uses a sub-contract manufacturer to manufacture, package, label and sterilize its VBAS products. The Company is in the process of migrating all its VBAS manufacturing to Life Science Outsourcing, Inc. in Brea, California that is FDA-registered and meets ISO standards and certifications.

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Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 16 granted/allowed and 11 pending patents.

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 41 granted and 2 pending patents (including Sight Science).

NovaVision’s VRT is the only medical device aimed at the restoration of vision lost as a result of neurological damage which has FDA 510(k) clearance to be marketed in the U.S; and NeuroEyeCoach is registered in the US as a Class I 510(k) exempt device.

Trademarks

VYCOR MEDICAL is a registered trademark and VIEWSITE is a common law trademark.

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT, VRT VISION RESTORATION THERAPY and NEUROEYECOACH, amongst others, along with relevant logos, both in the US and internationally.

OTHER

Employees

We currently have 12 employees.

Websites

The Company operates websites at www.vycormedical.com, www.novavision.com and www.sightscience.com

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of October 5, 2016, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2015 and 2014 and the three and six month periods ended June 30, 2016 and 2015 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Critical Accounting Policies and Estimates

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrant included in the determination of debt discounts and share based compensation.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device or chinrest at the end of therapy. At December 31, 2015 and 2014 patient deposits amounted to $27,183 and $32,869, respectively, and are included in other current liabilities.

Fixed assets

The Company records fixed assets at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be between three and seven years. Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized

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Derivative Liability

The Company accounted for the 34,723 Series A Warrants issued in connection with the 2014 Offering (all as defined in Note 10), the holders of which had not waived their anti-dilution rights (as detailed further in Note 10) in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. This liability was subject to re-measurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expired, and was classified in the balance sheet as a current liability. Any change in fair value of the warrant liability was recognized in the Company’s statement of operations as other income (loss). The anti-dilution provisions expired on June 11, 2015 and accordingly the liability has been extinguished.

Income taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Patents and Other Intangible Assets

The Company capitalizes legal and related costs associated with the establishment and enhancement of patents for its products once patents have been applied for. Costs associated with the development of the patented item or processes are charged to research and development costs as incurred. The capitalized costs are amortized over the life of the patent. The Company reviews intangible assets on an annual in accordance with the authoritative guidance. Trademarks have an indefinite life and are reviewed annually by management for impairment in accordance with the authoritative guidance.

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method over the estimated life of five years.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does not provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, eye movement training software, diagnostic software, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame. NovaVision’s saccadic training software is generally completed within 2-4 weeks and revenue is therefore recognized fully at commencement.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable

The Company’s accounts receivable are due from the hospitals and distributors in the case of Vycor Medical, and from patients directly for therapy or physicians for diagnostic products in the case of NovaVision. Accounts receivable are due once products have been delivered or at the time the therapy is initiated; however, for NovaVision therapy patients sometimes credit is extended through various payment plans based on individual financial conditions, generally not to exceed the 9 or 10 month therapy period. The outstanding balances are stated net of an allowance for doubtful accounts. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, and the customer’s ability to pay its obligations. The Company writes off accounts receivable when they become uncollectible.

Inventory

Inventories are stated at the weighted average cost method. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product. If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. The provision for inventory for the years ended December 31, 2015 and 2014 was $12,633 and $2,567, respectively. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales.

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Foreign Currency

The Euro is the local currency of the country in which NovaVision GmbH conducts its operations and is considered the functional currency of this entity; the GB Pound is the local currency of the country in which Sight Science Limited conducts its operations and is considered the functional currency of this entity. All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates. Operating statement amounts are translated using an average exchange rate for the period of operations. Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in shareholders’ (deficit) in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2015 to the Year Ended December 31, 2014

Revenue and Gross Margin:

	Segment Information
	Twelve months ended
	December 31,
	2015	2014	% Change
Revenue:
Vycor Medical	$885,481	$893,028	-1%
NovaVision	$253,153	$357,264	-29%
	$1,138,634	$1,250,292	-9%
Cost of Revenue:
Vycor Medical	$(107,528)	$(112,604)	5%
NovaVision	$(56,590)	$(43,696)	-30%
	$(164,118)	$(156,300)	-5%
Gross Profit
Vycor Medical	$777,953	$780,424	0%
NovaVision	$196,563	$313,568	-37%
	$974,516	$1,093,992	-11%

Vycor Medical recorded revenue of $885,481 from the sale of its products for the year ended December 31, 2015, a decrease of $7,548 from 2014. This reflected weak sales in particular in the US in July and August which recovered in September. Gross margin of 88% was achieved in 2015 versus 87% in 2014.

NovaVision recorded revenues of $253,153 for the year ended December 31, 2015, a decrease of $104,411from 2014, and gross margin of 86%, compared to 88% for 2014. NovaVision’s US revenues for the first six months of 2015 were impacted by the delayed launch of the new Internet-delivered therapy suite. Since the launch in the U.S. in late June, NovaVision has achieved a reduction in price to patients of 65%, from $2,500 for a six-month course of VRT alone to $900 for VRT and NeuroEyeCoach together. Given the price reduction, the company anticipated an initial decrease in revenues as volumes ramp up due to the new affordable and scalable therapy suite. New patient starts in the US for the second six months following the launch increased by 139% over the first six months of 2015 and by 57% over the second six months of 2014. Foreign exchange differences in Europe accounted for $25,939 of the revenue decrease, with the remainder mainly accounted for by lower license fees as NovaVision migrates to the new model, and lower sales of chinrests, an activity which is being phased out. The Internet-delivered therapy suite was launched in Europe in December 2015.

Research and Development Expense:

Research and development expenses were $71,512 in 2015 compared to $69,114 for 2014. Capitalized software development costs in NovaVision for the year ended December 31, 2015 and 2014 were $32,843 and $124,660, respectively. During the year ended December 31, 2015 the Company’s VRT 7.0 program was completed and is now being utilized by patients.

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General and Administrative Expenses:

General and administrative expenses decreased by $854,737 to $2,533,684 in 2015 from $3,388,421 in 2014. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for 2015 was $274,502, a decrease of $102,160 from $376,662 in 2014. Also included within General and Administrative Expenses are Sales Commissions, which decreased by $46,771 to $167,546; which related to a change in Company policy in 2014. The remaining General and Administrative expenses decreased by $705,806 from $2,797,442 to $2,112,440. An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
2014 offering costs and expenses	(589,208)	-
Payroll	(1,629)	25,011
Investor relations and road show costs	(17,004)	(90,647)
Legal, professional and other consulting	(70,384)	-
Sales, marketing and travel	41,902	-
Other	(72,769)	-
Board, financial and scientific advisory	3,286	(36,524)
Total change	(705,806)	$(102,160)

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Related Party Interest expense for 2015 decreased following debt repayment or conversion to $0 from $80,093 in 2014. Other Interest expense for 2015 decreased following debt repayment or conversion by $2,917 to $47,710 from $50,627 for 2014.

Comparison of the Three Months Ended June 30, 2016 to the Three Months Ended June 30, 2015

Revenue and Gross Margin:

	June 30,
	2016	2015	% Change
Revenue:
Vycor Medical	$333,085	$221,258	51%
NovaVision	$46,321	$64,760	-28%
	$379,406	$286,018	33%
Gross Profit
Vycor Medical	$288,812	$193,743	49%
NovaVision	$42,508	$58,294	-27%
	$331,320	$252,037	31%

Vycor Medical recorded revenue of $333,085 from the sale of its products for the three months ended June 30, 2016, an increase of $111,827, or 51%, over the same period in 2015. This reflected increased sales in the US and internationally. Gross margin of 87% was recorded for the three months ended June 30, 2016 compared to 88% for the same period in 2015.

NovaVision recorded revenues of $46,321 for the three months ended June 30, 2016, a decrease of $18,439 over the same period in 2015, and gross margin of 92%, compared to 90% for the same period in 2015. The U.S. accounted for $3,716 of the decrease with the balance in Europe, where the Internet-delivered model was launched 6 months later than the U.S. Since the launch in the U.S. of the Internet-delivered model, NovaVision has achieved a reduction in price to patients of 65%, from $2,500 for a six-month course of VRT alone to $900 for VRT and NeuroEyeCoach together. Given the price reduction, the company anticipated an initial decrease in revenues as volumes ramp up due to the new affordable and scalable therapy suite. New patient starts in the U.S. for the three months ended June 30, 2016 increased by 64% over the same period in 2015. The Internet-delivered therapy suite was launched in Europe in December 2015, where similar price reductions have been achieved. New patient starts in Europe for the three months ended June 30, 2016 increased by 41% over the same period in 2015.

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Research and Development Expense:

Research and development (“R&D”) expenses were $0 for the three months ended June 30, 2016, as compared to $15,673 for the same period in 2015. Capitalized software development costs for the three months ended June 30, 2016 and 2015 were $0 and $13,989, respectively.

General and Administrative Expenses:

NovaVision recorded revenues of $46,321 for the three months ended June 30, 2016, a decrease of $18,439 over the same period in 2015, and gross margin of 92%, compared to 90% for the same period in 2015. The U.S. accounted for $3,716 of the decrease with the balance in Europe, where the Internet-delivered model was launched 6 months later than the U.S. Since the launch in the U.S. of the Internet-delivered model, NovaVision has achieved a reduction in price to patients of 65%, from $2,500 for a six-month course of VRT alone to $900 for VRT and NeuroEyeCoach together. Given the price reduction, the company anticipated an initial decrease in revenues as volumes ramp up due to the new affordable and scalable therapy suite. New patient starts in the U.S. for the three months ended June 30, 2016 increased by 64% over the same period in 2015. The Internet-delivered therapy suite was launched in Europe in December 2015, where similar price reductions have been achieved. New patient starts in Europe for the three months ended June 30, 2016 increased by 41% over the same period in 2015.

An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Investor relations and road show costs	(50,534)	14,999
Other (travel/regulatory/premises)	(29,721)	-
Board, financial and scientific advisory	(24,588)	27,875
Sales, marketing and travel	(21,942)	-
Legal, professional and other consulting	16,620	-
Payroll	10,668	-
Total change	(99,497)	42,874

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Interest expense for 2016 increased by $1,611 to $13,453 from $11,842 for 2015. The increase includes interest on Related Party of $1,247.

Comparison of the Six Months Ended June 30, 2016 to the Six Months Ended June 30, 2015

Revenue and Gross Margin:

	Six months ended
	June 30,
	2016	2015	% Change
Revenue:
Vycor Medical	$682,006	$480,107	42%
NovaVision	$97,486	$134,463	-27%
	$779,492	$614,570	27%
Gross Profit
Vycor Medical	$575,420	$412,794	39%
NovaVision	$88,747	$116,102	-24%
	$664,167	$528,896	26%

Vycor Medical recorded revenue of $682,006 from the sale of its products for the six months ended June 30, 2016, an increase of $201,899, or 42%, over the same period in 2015. This reflected increased sales in the US and internationally. Gross margin of 84% was recorded for the three months ended June 30, 2016 compared to 86% for the same period in 2015; the difference in margin is mainly attributed to costs related to the migration to a new manufacturer and the manufacturing of the VBASMini.

NovaVision recorded revenues of $97,486 for the six months ended June 30, 2016, a decrease of $36,977 over the same period in 2015, and gross margin of 91%, compared to 86% for the same period in 2015. The U.S. accounted for $5,421 of the decrease with the balance in Europe, where the Internet-delivered model was launched 6 months later than the U.S. Since the launch in the U.S. in late June, NovaVision has achieved a reduction in price to patients of 65%, from $2,500 for a six-month course of VRT alone to $900 for VRT and NeuroEyeCoach together. Given the price reduction, the company anticipated an initial decrease in revenues as volumes ramp up due to the new affordable and scalable therapy suite. New patient starts in the US for the six months ended June 30, 2016 increased by 68% over the same period in 2015. The Internet-delivered therapy suite was launched in Europe in December 2015, where similar price reductions have been achieved. New patient starts in Europe for the six months ended June 30, 2016 increased by 28% over the same period in 2015.

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Research and Development Expense:

Research and development (“R&D”) expenses were $0 for the six months ended June 30, 2016, as compared to $38,898 for the same period in 2015. Capitalized software development costs for the six months ended June 30, 2016 and 2015 were $0 and $26,486, respectively.

General and Administrative Expenses:

General and administrative expenses decreased by $46,206 to $1,340,846 for the six months ended June 30, 2016 from $1,387,052 for the same period in 2015. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the six months ended June 30, 2016 was $347,950, an increase of $209,488 over $138,462 in 2015. Also included within General and Administrative Expenses are Sales Commissions, which increased by $8,890 to $94,108. The remaining General and Administrative expenses decreased by $264,584 from $1,163,372 to $898,792.

An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Investor relations and road show costs	(80,108)	(10,326)
Payroll	(71,487)	(20,114)
Other (travel/regulatory/premises)	(70,401)	-
Board, financial and scientific advisory	(64,371)	239,928
Legal, professional and other consulting	11,030	-
Sales, marketing and travel	10,753	-
Total change	(264,584)	209,488

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Interest expense for 2016 increased by $1,753 to $25,435 from $23,682 for 2015. The increase includes interest on Related Party of $1,247.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015	$ Change
Cash	$87,709	$347,477	$(259,768)
Accounts receivable, inventory and other current assets	$551,084	$511,216	$39,868
Total current liabilities	$(1,024,413)	$(877,009)	$(147,404)
Working capital	$(385,620)	$(18,316)	$(367,304)
Cash provided by (used in) financing activities	$145,525	$(85,300)	$230,825

Going Concern

The Company’s financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including a net loss of $921,241 for the six months ended June 30, 2016, and the Company expects to continue to incur additional losses in the future, including additional development costs, costs related to marketing and manufacturing expenses. The Company has incurred negative cash flows from operations since inception. As of June 30, 2016 the Company had a stockholders’ equity of $657,827 and cash and cash equivalents of $87,709. The Company believes it would not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease some or all of its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

As of December 31, 2015 and June 30, 2016, we had no off-balance sheet arrangements.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

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Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. See “Uses of estimates in the preparation of financial statements” above.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

Set forth below is certain biographical information concerning our current executive officers and directors. We currently have two executive officers as described below.

Directors and Executive Officers	Position/Title	Age
Adrian Christopher Liddell	Chairman of the Board and a Director	58
Peter C. Zachariou	Chief Executive Officer and a Director	55
David Marc Cantor	President and a Director	50
Steven Girgenti	Director	70
Oscar Bronsther, M.D.	Director	64
Lowell Rush	Director	59
Pascale Heuberger	Director	45

Peter C. Zachariou, 55, was appointed a Director of the Company in May 2010, Executive Vice President in September 2010 and Chief Executive Officer on January 2, 2014. He is an investment manager for Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. For the past 20 years, Mr. Zachariou has been an active investor in a variety of companies and industries, both public and private, specializing in workouts and capital formation. Mr. Zachariou’s investments and activities have predominantly been in U.S. emerging and growth companies across a broad range of industry sectors. He has also been proprietor and operator of several businesses in the U.K. and U.S. in the manufacturing, retail and leisure industries.

David Marc Cantor, 50, has been President of the Company since September 2010 and a Director since January 2010. He is an investment manager of Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies across a broad range of sectors. Mr. Cantor has over 22 years experience in Investment Banking with a focus on Mergers and Acquisitions and Equity Capital Raisings. Prior to Fountainhead from 2001 – 2005 he was at Citigroup Capital Markets where he was Co-head of its European Business Development Group and subsequently European Head of its Diversified Industrials and Aerospace activities. Prior to Citigroup he was a Managing Director in M&A at Donaldson Lufkin & Jenrette and worked at Lehman Brothers both in New York and London in both the Equity Capital and M&A groups. Mr. Cantor has a BSc with Honours from City Business School, London.

Adrian Christopher Liddell, 58, has been Chairman of the Board and a Director of the Company since January 2010, and serves as the Company’s CFO. He is an advisor to Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. Mr. Liddell has over 30 years of strategic, corporate and financial advisory and company investment experience. From 2003-2006, Mr. Liddell was an investment advisor at Phoenix Equity Partners, a European private equity fund. From 1998 to 2003, Mr. Liddell served as Managing Director, Mergers & Acquisitions at Donaldson Lufkin & Jenrette and then Citigroup in London. From 1984 to 1998, Mr. Liddell held various positions at Samuel Montagu & Co, and Lehman Brothers in London. Mr. Liddell qualified as a Chartered Accountant in 1984 and holds an MA from Christ’s College, University of Cambridge.

Steven Girgenti, 70, has been a director since November 2008 and is Chairman of the Nominating and Governance Committee and of the Compensation Committee. He is presently the Managing Partner of Medi-Pharm Consulting, LLC providing strategic services to a number of medical device, pharmaceutical and diagnostic businesses. Steve was formerly President, CEO, Director and Co-Founder of DermWorx, a specialty pharmaceutical company dedicated to solutions for dermatological conditions. Steve was also the Worldwide Chairman of Ogilvy Healthworld, a leading global healthcare communications network with 55 offices in 36 countries. The network has more than 1,000 brand assignments from nearly 200 clients worldwide, providing strategic marketing and communications services to many of the world’s leading healthcare companies. Mr. Girgenti founded Healthworld in 1986 and, under his leadership, the company made numerous acquisitions to expand and diversify the business. Healthworld went public in 1997. In 1998, and again in 1999, Business Week named Healthworld one of the “Best Small Corporations in America”. In 1999, Forbes listed Healthworld as one of the “200 Best Small Companies”. Mr. Girgenti was recognized as “Entrepreneur of the Year” by NASDAQ in 1999, and was named Med Ad News’ first “Medical Advertising Man of the Year” in 2000. In 2010 he was inducted into the Medical Advertising Hall of Fame. In addition to Vycor Medical, Mr. Girgenti is a presently Executive Chairman of BioAffinity Technologies, Inc. (formerly known as Biomoda, Inc.) and has served as a Director of Burren Pharmaceuticals and Pharmacon International. He is also Vice Chairman of the Board of Governors for the Mt. Sinai Hospital Prostate Disease and Research Center in New York City, and is on the Board of Directors for Jack Martin Fund, a Mt. Sinai Hospital affiliated charitable organization devoted to pediatric oncology research. He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Steve has held positions in marketing research, product management, new product planning and commercial development.

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Oscar Bronsther, M.D., F.A.C.S, 64, has been a director since November 2011. Dr. Bronsther is Chief Executive Officer of MetaStat, Inc. (OTCBB: MTST), a development stage life sciences company that develops and commercializes diagnostic products for the early and reliable prediction and treatment of systemic metastasisis. Dr Bronsther is also currently Clinical Professor at George Washington University, Washington, DC and has served in that capacity since 2002. He had previously served as an Associate Professor at the University of Rochester, Rochester, NY (1994-2001), University of Pittsburgh, Pittsburgh, PA (1989-1994) and University of California San Diego (1984), and Chairman, Section of General Surgery at Inova Fairfax Hospital. Since 2002, he has served as a Board Member, National Board Member and Director of Transplant Services of Kaiser Permanente Medical Group. Dr. Bronsther is a graduate of the University of Rochester (B.A. 1973) and Downstate Medical Center, Brooklyn, N.Y. (M.D. 1978). He did post-graduate work at Downstate Medical Center (Research Assistant 1975; Kidney Transplant Fellowship 1983-1984), Mount Sinai Medical Center, New York, N.Y (Residency 1978-1983) and Children’s Hospital Medical Center, Boston, MA (Research Fellowship 1980-1981). He resides in Potomac, MD.

Lowell Rush, 59, was appointed a Director in April 2013 and is Chairman of the Audit Committee. Mr. Rush has extensive experience in financial management and operational development, and since December 2013 has been Chief Financial Officer of Ft. Lauderdale-based Direct Insite Corp. (OTCQB:DIRI), a leading provider of cloud-based e-invoicing solutions. Previously, he was Chief Operating Officer of Miami-based Cosmetic Dermatology, Inc., and held positions as: CFO of Bijoux Terner, LLC (2008-2010); CFO of Little Switzerland, Inc. (2006-2008); and VP Sales Operations of Rewards Network, Inc. He is a CPA with an MBA in International Business, who has also held financial management roles at multi-national companies Sunglass Hut International, Burger King Corporation and Knight-Ridder, Inc. He began his career with the accounting firms Ernst & Young and Deloitte & Touche.

Pascale Heuberger, 43, has been our director since October 2007. She is presently the founder and President of Rougemont Management Services LLC. From 2002-2006, she was a financial officer for John R. Mangiardi, MD, PC and from 2001 - 2002, she was the Assistant CEO at Hirslanden-Group Management AG, Zurich. Ms. Heuberger holds a Diploma from the Swiss Business Administration School.

All of our directors hold office until the next annual meeting of stockholders and until their respective successors have been elected or qualified. Officers serve at the discretion of the board of directors. There are no family relationships among our directors or executive officers. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors.

None of our directors and executive officers have during the past five years:

●	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;
●	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;
●	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;
●	or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Company has three committees of its Board of Directors—(a) a Nominating and Governance Committee (b) a Management Compensation Committee and (c) an Audit Committee. The Board of Directors has approved charters for each committee. Steven Girgenti is Chairman of the Nominating and Governance Committee and the Management Compensation Committee, and Lowell Rush is a member. Lowell Rush is Chairman of the Audit Committee and Steven Girgenti and Adrian Liddell are members. The Committees are intended to operate consistent with applicable NASDAQ governance requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors. There are no family relationships between our officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At the date of this prospectus, the Company is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Identification of Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Corporate Code of Conduct and Ethics

On September 25, 2007, the Company adopted a Code of Conduct and Ethics applicable to the Board of Directors, management and all employees of the Company.

28

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Employment Agreements and Executive Compensation

Effective September 30, 2010, the Company entered into virtually identical employment agreements with David Cantor to serve as the Company’s President and Peter C. Zachariou to serve as the Company’s Chief Executive Officer. Each employment agreement continued until August 30, 2011 and was then automatically extended unless terminated by either party, and provided that the executives receive no compensation for services rendered under the agreements.

Effective January 2, 2014, the Company entered into: amended employment agreements with Peter Zachariou and David Cantor to serve as the Company’s Chief Executive Officer and President respectively; and an employment agreement with Adrian Liddell to serve as the Company’s Chief Financial Officer. Each agreement continues for a period of twelve months and is then automatically extended unless terminated by either party. The agreements provide for no monthly compensation to be payable, but a deferred compensation payable of $110,000 for each individual, subject to certain conditions and milestones being met.

In March 2016 the Board of Directors approved the issuance of options to purchase 220,000 shares of Company Common Stock pursuant to the Vycor Medical, Inc. 2008 Stock Option Plan to each of Peter C. Zachariou, David Cantor and Adrian Liddell, such options to vest immediately upon issuance. The exercise price of the options is based upon 110% of the closing price of the Company’s Common Stock the day prior to issuance, and the options are exercisable for a period of three years from issuance

Compensation of Directors

Each of our independent directors is entitled to receive $7,000 in cash or stock at the option of the company per quarter. No other directors of the Company receive compensation for their service to the Company.

Other

In February 2010 the Company entered into a Consulting Agreement (“Consulting Agreement”) with Fountainhead Capital Management (“Fountainhead”), which has been amended on several occasions, most recently as of September 30, 2015. Under the terms of the Consulting Agreement, Fountainhead provides a variety of strategic advisory services to the Company related to its business and overall strategic plan. Specifically, Fountainhead assists the Company in: the preparation of strategic plans, the identification and evaluation of possible acquisitions and product additions; identifying potential banks and investors, governance, compliance and negotiations with third parties. Fountainhead does not have the authority to bind the Company. Pursuant to the Consulting Agreement, the Company pays Fountainhead a monthly retainer of $10,000, of which up to $5,000 is payable in cash and the remainder in restricted Common Stock payable quarterly. Effective September 30, 2015 Fountainhead elected to take all its retainer in Common Stock.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended December 31, 2015 and 2014, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended December 31, 2015 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as an executive officer as of the end of our last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Peter Zachariou	2014	$—	—	—	—	—	—	—	—
CEO	2015	$—	—	—	—	—	—	—	—
David Cantor	2014	$—	—	—	—	—	—	—	—
President	2015	$—	—	—	—	—	—	—	—

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OUTSTANDING EQUITY AWARDS

Grants of Plan-Based Awards

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Kenneth T. Coviello	2/15/2008		-	3,334	$20.25	2/12/2018

Heather N. Vinas	2/15/2008		-	2,223	$20.25	2/12/2018

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,667	$20.25	17,676
Equity compensation plans not approved by security holders	3,333	28.50	–
Total	7,000	$20.70	17,676

(1) As of December 31, 2015

Warrants Issued to Management

Name	Grant Date	Number of Securities Underlying Unexercised Exercisable Warrants	Number of Securities Underlying Unexercised Exercisable Warrants	Warrant Exercise Price ($)	Warrant Expiration Date
None

Total		-

Employment Agreements

Effective September 30, 2010, the Company entered into virtually identical employment agreements with David Cantor to serve as the Company’s Interim President and Peter C. Zachariou to serve as the Company’s Interim Chief Executive Officer. Each employment agreement continued until August 30, 2011 and was then automatically extended unless terminated by either party, and provided that the executives receive no compensation for services rendered under the agreements.

Effective January 2, 2014, the Company entered into: amended employment agreements with Peter Zachariou and David Cantor to serve as the Company’s Chief Executive Officer and President respectively; and an employment agreement with Adrian Liddell to serve as the Company’s Chief Financial Officer. Each agreement continues for a period of twelve months from the date of the Initial Closing or until the appointment of a replacement (with agreed transition periods) and is then automatically extended unless terminated by either party. The agreements provide for no monthly compensation to be payable, but a deferred compensation payable of $110,000 for each individual, subject to certain conditions being met. The compensation will be payable in cash or Restricted Shares of the Company’s Common Stock.

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Compensation of Directors

During 2015 the Company adopted a Deferred Compensation Plan for directors whereby the directors may defer their director’s compensation to the January 15th following the termination of their service as a director. The Deferred Compensation Plan came into effect on January 1, 2016. During the period January 1, 2016 through September 29, 2016, we granted Steven Girgenti, Oscar Bronsther, M.D. and Lowell Rush a total of 30,001, 21,145 and 21,145 shares of the Company’s Common Stock respectively for their service to the Board of Directors under the Deferred Compensation Plan. Each of Mr. Girgenti, Dr. Bronsther and Mr. Rush are entitled to receive $7,000 in cash or stock at the option of the company per quarter. No other directors of the Company receive compensation for their service to the Company other than as disclosed under Employment Agreements above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of September 29, 2016. Unless noted, the address for the following beneficial owners and management is 6401 Congress Ave., Suite 140, Boca Raton, FL 33487.

		Amount and Nature of	Percent of
Title of Class	Name and Address of Beneficial Owner	Beneficial Owner (1)	Class (2)
Common Stock	Steven Girgenti	79,801	*
Common Stock	Oscar Bronsther, M.D	61,300	*
Common Stock	Lowell Rush	49,337	*
Common Stock	Pascale Mangiardi	-	0.00%
Common Stock	Adrian Liddell	220,000	1.94%
Common Stock	David Cantor	220,000	1.94%
Common Stock	Peter Zachariou	431,239	3.73%
Series D Preferred	Peter Zachariou	69,487	25.71%
Stock
Common Stock	All executive officers and	1,061,677	8.80%
	directors as a group
Series D Preferred	All executive officers and	69,487	25.71%
Stock	directors as a group
Common Stock	Fountainhead Capital	6,497,818	49.36%
	Management Limited Portman
	House Hue Street, St. Helier,
	Jersey JB4 5RP
Series D Preferred Stock	Fountainhead Capital Management Limited Portman House Hue Street, St. Helier, Jersey JB4 5RP	188,363	69.69%

* Less than 1%

(1)	In determining beneficial ownership of our Common Stock and Series D Preferred Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of Common Stock or Series D Preferred Stock owned by a person or entity on September 29, 2016, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of exercise of debentures, warrants and options, and (b) the denominator is the sum of (i) the total shares of that class outstanding on September 29, 2016 (11,116,077 shares of Common Stock, one share of Series C Preferred Stock and 270,306 shares of Series D Preferred Stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the debentures, warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	In addition, in determining the percent of common stock owned by a person or entity on September 29, 2016, (a) the numerator is the number of shares of the class beneficially owned by such person and includes shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, and (b) the denominator is the sum of (i) the shares of that class outstanding on September 29, 2016 (11,116,077 shares of Common Stock, one share of Series C Preferred Stock and 270,306 shares of Series D Preferred Stock) and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security within such 60 day period. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

31

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

2014 Private Placement Offering

Under the terms of the Offering, there were certain agreements with Related Parties:

(a) Debt Amendment and Repayment. Fountainhead and Peter Zachariou agreed to extend the maturity of all of the Company’s debt obligations due to them as of August 9, 2013 (aggregating $2,247,037) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Fountainhead and Peter Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing. During January and February 2014, also under the terms of the Offering, debt obligations arising since August 9, 2013 were repaid as follows: Fountainhead - $91,519; Peter Zachariou - $20,000; David Cantor -

$15,000.

(b) Employment of Chief Executive Officer and Employment Agreements. Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersede any prior employment agreements or arrangements between the respective parties.

(c) Amendment to Consulting Agreement. Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

(d) Conversion Agreement. Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering. Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units.

Other Related Party Transactions

During the period January 2015 to September 29, 2016, in accordance with the terms the Consulting Agreement, the Company issued 100,002 shares of Common Stock (valued at $180,000) and made cash fee payments of $30,000 to Fountainhead.

On August 5, 2014, the Company entered into a series of agreements with Fountainhead, along with certain other related and non- related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into an equivalent amount of Company preferred equity. Under the terms of the exchange, the Fountainhead Parties received 235,590 of newly-issued Company Series D Convertible Preferred shares (“Series D”) that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option. The Fountainhead Parties will receive a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance. If the Series D has not then been redeemed or converted within three years from date of issuance, the Fountainhead Parties will receive additional warrants equivalent to 50% of the shares of the Company Common Shares issuable on conversion of the Series D that they then hold, exercisable at the then market price.

At the same time, in a transaction not related to the aforementioned exchange of securities, Fountainhead entered into an agreement with the Company preventing Fountainhead from selling any Company Common Shares currently held by Fountainhead below $4.50 per share. In return, the Company agreed to extend the life of certain of Fountainhead’s existing warrants expiring in 2015 to the expiration date as the warrants being issued under the exchange.

During the period February 2015 to August 2016 the Company paid an aggregate of 33,146 shares of Preferred D Stock, valued at $331,490, representing preferred stock dividends, to related parties. The Preferred D shares are convertible on their terms at $2.15 per share of Common Stock into 154,167 shares

During the period ended June 30, 2016, the Company issued unsecured loan notes to Fountainhead for a total of $140,000. The loan notes bear interest at a rate of 10% and are due on demand or by their one-year anniversary.

During the period ended June 30, 2016, the Company issued unsecured loan notes to Peter Zachariou for a total of $45,000. The loan notes bear interest at a rate of 10% and are due on demand or by their one-year anniversary

There were no other related party transactions during the year ended December 31, 2015 or the subsequent period through October 5, 2016.

32

Director Independence

As of September 1, 2015, of our seven (7) directors, Steven Girgenti, Oscar Bronsther, Lowell Rush and Pascale Mangiardi are considered “independent” in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The remaining three (3) directors are not considered “independent”. Therefore a majority of the board is independent.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2015 and December 31, 2014 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co., P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Company does not elect to incorporate any material by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

Our consolidated financial statements are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Index to Financial Statements

Fiscal years ended December 31, 2015 and December 31, 2014 (audited)

Three and six months ended June 30, 2016 and June 30, 2015 (unaudited).

33

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of the Audit Committee and

Board of directors of Vycor Medical, Inc. and Subsidiaries

We have audited the accompanying balance sheets of Vycor Medical, Inc. and Subsidiaries (“the Company”) as of December 31, 2015 and 2014, and the related statements of comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vycor Medical, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, its successful execution of its plan of operations and ability to raise additional financing. There is no guarantee that the Company will be able to raise additional capital or sell any of its products or services at a profit. As discussed in note 2 to the financial statements, the Company has incurred a net loss since inception, including a net loss of $2,082,643 for the year ended December 31, 2015 and the Company expect to continue to incur additional losses in the future, including additional development cost, cost related to marketing and manufacturing expenses. The Company has incurred negative cash flows from operations since inception. As of December 31, 2015, the Company has stockholders’ equity of $1,145,722 and cash and cash equivalents of $347,477. The Company believes it would not have enough cash to meet its needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

March 29, 2016

34

VYCOR MEDICAL, INC.

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash	$347,477	$1,891,658
Trade accounts receivable, net of allowance for doubtful accounts of $2,711 and $2,721	106,340	123,815
Inventory	292,538	336,021
Prepaid expenses and other current assets	112,338	217,800
Total Current Assets	858,693	2,569,294

Fixed assets, net	521,105	582,434

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	323,138	345,113
Website, net of accumulated amortization	19,548	12,576
Security deposits	49,090	53,169
Total Intangible and Other assets	642,933	662,015
TOTAL ASSETS	$2,022,731	$3,813,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$250,367	$221,703
Accrued interest: Other	88,634	40,634
Accrued liabilities	222,258	320,927
Derivative liability	-	19,792
Notes payable: Other	315,750	321,785
Total Current Liabilities	877,009	924,841
	-18,316	1,644,453
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 252,336 and 235,560 issued and outstanding as at December 31, 2015 and December 31, 2014 respectively	$25	$24
Common Stock, $0.0001 par value, 25,000,000 shares authorized at December 31, 2015 and 2014, 11,032,560 and 10,879,899 shares issued and 10,929,226 and 10,776,565 outstanding at December 31, 2015 and 2014 respectively	1,103	1,088
Additional Paid-in Capital	24,346,057	23,903,793
Treasury Stock (103,334 shares of Common Stock as at December 31, 2015 and 2014 respectively, at cost)	-1,033	-1,033
Accumulated Deficit	(23,332,538)	(21,082,118)
Accumulated Other Comprehensive Income (Loss)	132,108	67,148
Total Stockholders’ Equity	1,145,722	2,888,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,022,731	$3,813,743

See accompanying notes to financial statements

35

VYCOR MEDICAL, INC.

Consolidated Statement of Comprehensive Loss

	For the year ended December 31,
	2015	2014

Revenue	$1,138,634	$1,250,292
Cost of Goods Sold	164,118	156,300
Gross Profit	974,516	1,093,992

Operating expenses:
Research and development	71,512	69,114
Depreciation and Amortization	360,334	368,605
General and administrative	2,533,684	3,388,421
Total Operating expenses	2,965,530	3,826,140
Operating loss	(1,991,014)	(2,732,148)

Other income (expense)
Interest expense: Related Party	-	(80,093)
Interest expense: Other	(47,710)	(50,627)
Gain (loss) on foreign currency exchange	(63,711)	(105,685)
Loss on extinguishment of debt	-	(682,039)
Loss on extension of warrants	-	(146,488)
Change in fair value derivative liability	19,792	(252,633)
Total Other Income (expense)	(91,629)	(1,317,565)

Loss Before Credit for Income Taxes	(2,082,643)	(4,049,713)
Credit for income taxes	-	-
Net Loss	(2,082,643)	(4,049,713)
Preferred stock dividends	(167,777)	-
Net Loss available to common shareholders	(2,250,420)	(4,049,713)
Comprehensive Loss
Foreign Currency Translation Adjustment	(64,959)	(112,318)
Comprehensive Loss	(2,315,379)	(4,162,031)

Net Loss Per Share
Basic and diluted	$(0.21)	$(0.39)

Weighted Average Number of Shares Outstanding – Basic and Diluted	10,839,335	10,270,657

See accompanying notes to financial statements

36

Vycor Medical, Inc.

Statement of Stockholders’ Equity (Deficiency)

	Common Stock		Preferred - Series C		Preferred-Series D		Treasury Stock		Add’l Paid-in	Accum	Accum OCI
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Capital	Defecit	(Loss)	Total
Balance at January 1, 2014	6,757,225	$675	1	$1	0	$-	(103,334)	$(1,033)	$13,762,689	$(17,032,405)	$(45,170)	$(3,315,243)

Issuance of stock for board and consulting fees	131,505	13	-	-	-	-	-	-	292,507	-	-	292,520

Share-based compensation for consulting services	-	-	-	-	-	-	-	-	5,522	-	-	5,522

Issuances of shares and warrants pursuant to offering	2,777,808	278	-	-	-	-	-	-	3,387,446			3,387,724
		`
Preferred shares issued in exchange for debt	-	-			235,559	24			3,037,602	-	-	3,037,626

Revaluation of warrants on extension									146,488	-	-	146,488

Common stock issuance for conversion of preferred shares	420,838	42	-	-1			-	-	(162,059)			(162,017)

Common stock issuance for accrued consulting fees	792,523	79	-	-	-	-	-	-	1,097,566			1,097,645

Reclassification of derivative liability to equity	-	-	-	-	-	-	-	-	2,336,032			2,336,032

Accumulated Comprehensive Loss	-	-	-	-	-	-	-	-	-	-	112,318	112,318

Net loss for year ended December 31, 2014										(4,049,713)		(4,049,713)
Balance at December 31, 2014	10,879,899	$1,088	1	$-	235,559	$24	(103,334)	$(1,033)	$23,903,793	$(21,082,118)	$67,148	$2,888,902
Issuance of stock for board and consulting fees	152,661	15	-	-	-	-	-	-	244,985	-	-	245,000

Share-based compensation for consulting service	-	-	-	-	-	-	-	-	4,492	-	-	4,492

Share based compensation issued to employees			-	-	-	-	-	-	25,011	-	-	25,011

Preferred stock dividends	-	-			16,777	1			167,776	-	-	167,777

Accumulated Comprehensive Loss	-	-	-	-	-	-	-	-	-	-	64,960	64,960

Net loss for year ended December 31, 2015										(2,250,420)		(2,250,420)

Balance at December 31, 2015	11,032,560	$1,103	1	$-	252,336	$25	(103,334)	$(1,033)	$24,346,057	($23,332,538)	$132,108	$1,145,722

See accompanying notes to financial statements

37

VYCOR MEDICAL, INC.

Statement of Cash Flows

	For the year ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net loss	(2,082,643)	(4,049,713)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	99,291	128,381
Depreciation of fixed assets	269,672	254,608
Inventory provision	12,633	2,567
Inventory write-off	20,804
Share based compensation	274,502	376,662
(Gain) loss on foreign exchange	63,711	105,685
Unrealized gain on change in fair value of derivative liability	(19,792)	252,633
Loss on extinguishment of debt	-	682,039
Loss on extension of warrants	-	146,488

Changes in assets and liabilities:
Accounts receivable	17,475	88,845
Inventory	10,046	(131,663)
Prepaid expenses	184,726	(88,356)
Accrued interest to related party	-	(255,034)
Accrued interest other	48,000	(90,617)
Accounts payable	28,665	(32,321)
Accrued liabilities	(98,669)	(90,973)
Security Deposit	4,079	-

Cash used in operating activities	(1,167,500)	(2,700,769)
Cash flows from investing activities:
Purchase of fixed assets	(210,023)	(130,845)
Purchase of website	(18,010)	(13,842)
Acquisition of patents	(66,276)	(26,455)
Cash used in investing activities	(294,309)	(171,142)
Cash flows from financing activities:
Proceeds from issuance of Common stock and Warrants	-	5,000,000
Proceeds from issuance of Notes Payable: Other	-	83,486
Repayment of Notes Payable to Related Party	-	(126,519)
Repayment of Notes Payable - Other	(85,300)	(231,337)
Cash provided by (used in) financing activities	(85,300)	4,725,630
Effect of exchange rate changes on cash	2,928	6,636
Net increase (decrease) in cash	(1,544,181)	1,860,355
Cash at beginning of year	1,891,658	31,303
Cash at end of year	347,477	1,891,658

Supplemental Disclosures of Cash Flow information:
Interest paid:	0	462,194
Non-Cash Transactions:
Preferred stock dividends satisfied in new preferred stock	$167,777	$-

See accompanying notes to financial statements

38

1.                   FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, Inc. (the “Company”) designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss resulting from neurological damage.

2.                   GOING CONCERN

The Company’s financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including a net loss of $2,082,643 for the year ended December 31, 2015, and the Company expects to continue to incur additional losses in the future, including additional development costs, costs related to marketing and manufacturing expenses. The Company has incurred negative cash flows from operations since inception. As of December 31, 2015 the Company had a stockholders’ equity of $1,145,722 and cash and cash equivalents of $347,477. The Company believes it would not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease some or all of its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3.                   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. All material inter-company accounts, transactions, and balances have been eliminated in consolidation. Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does not provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, eye movement training software, diagnostic software, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and U.K. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame. NovaVision’s saccadic training software is generally completed within 2-4 weeks and revenue is therefore recognized fully at commencement.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device or chinrest at the end of therapy. At December 31, 2015 and 2014 patient deposits amounted to $27,183 and $32,869, respectively, and are included in Other Current Liabilities.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required. We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary. Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

39

Inventories

Inventories are stated at the lower of cost determined using the weighted average cost method or market. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product. If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. The provision for inventory obsolescence for the years ended December 31, 2015 and 2014 was $12,633 and $2,567, respectively. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company’s consolidated statements of operations.

Foreign Currency

The Euro is the local currency of the country in which NovaVision GmbH conducts its operations and is considered the functional currency of this entity; the GB Pound is the local currency of the country in which Sight Science Limited conducts its operations and is considered the functional currency of this entity. All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates. Operating statement amounts are translated using an average exchange rate for the period of operations. Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in stockholders’ equity in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

Income taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Fixed assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Derivative Liability

The Company has accounted for the 34,723 Series A Warrants issued in connection with the 2014 Offering (all as defined in Note 10), the holders of which had not waived their anti-dilution rights (as detailed further in Note 10) in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. This liability was subject to re-measurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expired, and was classified in the balance sheet as a current liability. Any change in fair value of the warrant liability was recognized in the Company’s statement of operations as other income (loss). The anti-dilution provisions expired on June 11, 2015 and accordingly the liability has been extinguished.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and Development

The Company expenses all research and development costs as incurred. For the years ended December 31, 2015 and 2014, the amounts charged to research and development expenses were $71,512 and $69,114, respectively.

Software Development Costs

The Company accounts for software development costs in accordance with ASC 350-40, whereby all costs incurred during the preliminary stage of a development project should be charged to expense as incurred. Capitalization of costs begins after the preliminary stage has been completed, management commits to funding the project, it is probable that the project will be completed, and the software will be used for its intended function. All post-implementation costs are charged to expense as incurred. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years. The Company acquired internally developed software valued at $540,000 as part of the acquisition of the assets of NovaVision, Inc. on November 30, 2010 and $363,472 as part of the acquisition of the assets of Sight Science Limited on January 4, 2012. For the years ended December 31, 2015 and 2014, the amounts capitalized for software development were $32,843 and $124,660 respectively, for the Company’s VRT 7.0 and NeuroEyeCoach programs.

40

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrants included in the determination of debt discounts and share based compensation.

Stock Compensation

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance. Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock. For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation”. Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Convertible Instruments

We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The embedded conversion option in connection with our convertible debt could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the Notes.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

41

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	December 31, 2015	December 31, 2014
Stock options outstanding™	25,557	25,557
Warrants to purchase common stock	6,007,048	5,911,715
Debentures convertible into common stock	215,908	171,138
Preferred shares convertible into common stock	1,188,471	1,110,438
Total	7,436,983	7,218,848

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

4.                   NOTES PAYABLE

As of December 31, 2015 and 2014 Other Notes Payable consists of:

	December 31, 2015	December 31, 2014
On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company an adjusted conversion price of $1.80 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended to December 31, 2016.	300,000	300,000

Insurance policy finance agreements. During the period ended December 31, 2015 the Company made payments of $85,800. The notes are due over the next twelve months.	15,750	21,786

Total Other Notes Payable	315,750	321,786

42

5.                   SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Vycor Medical	$333,085	$221,258	$682,006	$480,107
NovaVision	$46,321	$64,760	$97,486	$134,463
	$379,406	$286,018	$779,492	$614,570
Gross Profit
Vycor Medical	$288,812	$193,743	$575,420	$412,794
NovaVision	$42,508	$58,294	$88,747	$116,102
	$331,320	$252,037	$664,167	$528,896

	June 30, 2016	December 31, 2015
Total Assets:
Vycor Medical	$911,025	$1,150,291
NovaVision	771,214	872,440
Total Assets	$1,682,239	$2,022,731

(b) Geographic information. The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
United States	$356,170	$248,059	$728,476	$531,998
Europe	$23,236	$37,959	$51,016	$82,572
	$379,406	$286,018	$779,492	$614,570
Gross Profit
United States	$309,318	$217,977	$616,556	$456,328
Europe	$22,002	$34,060	$47,611	$72,568
	$331,320	$252,037	$664,167	$528,896

	June 30, 2016	December 31, 2015
Total Assets:
United States	$1,399,124	$1,699,589
Europe	283,115	323,142
Total Assets	$1,682,239	$2,022,731

43

6.                   FIXED ASSETS

As of December 31, 2015 and 2014, Fixed Assets and the estimated lives used in the computation of depreciation are as follows:

Depreciation expense for the years ended December 31, 2015 and 2014 was $269,672 and $254,608 respectively, including $8,629 and $14,383 respectively for Therapy Devices which is allocated to Cost of Sales.

	Estimated Useful Lives	December 31, 2015	December 31, 2014

Machinery and equipment	3 years	$132,452	$136,356
Leasehold Improvements	5 years	6,206	6,206
Purchased Software	3 years	27,706	24,993
Molds and Tooling	5 years	381,397	234,230
Furniture and fixtures	7 years	26,028	20,079
Therapy Devices	3 years	99,324	86,286
Internally Developed Software	5 years	1,174,912	1,143,918
		1,848,025	1,652,068
Less: Accumulated depreciation and amortization		(1,326,920)	(1,069,634)
Property and Equipment, net		$521,105	$582,434

7.                   INTANGIBLE ASSETS

As of December 31, 2015 and 2014, Intangible Assets consists of:

	December 31,
	2015	2014
Amortized intangible assets: Patent (8 years useful life)
Gross carrying Amount	$865,639	$799,362
Accumulated Amortization	(542,501)	(454,249)
	$323,138	$345,113
Amortized intangible assets: Website (5 years useful life)
Gross carrying Amount	$50,760	$32,750
Accumulated Amortization	$(31,212)	$(20,174)
	$19,548	$12,576
Intangible assets not subject to amortization
Trademarks	$251,157	$251,157

Intangible asset amortization expense for the periods ended December 31, 2015 and 2014 was $99,291and $128,381, respectively.

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8.                   EQUITY

Equity Transactions

During January to December 2015, the Company issued: 12,180 shares of Common Stock (valued at $20,000) to Steven Girgenti, 15,145 shares of Common Stock (valued at $20,000) to Oscar Bronsther and 15,145 shares of Common Stock (valued at $20,000) to Lowell Rush in consideration for services provided to the Board of Directors; and 5,023 shares of Common Stock (valued at $7,500) to Alvaro Pasual-Leone, 8,270 shares of Common Stock (valued at $12,500) to Josef Zihl and 6,153 shares of Common Stock (valued at $7,500) to each of Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During January to December 2015, in accordance with the terms the Consulting Agreement, the Company issued 49,819 shares of Common Stock (valued at $90,000) to Fountainhead.

During 2015, in accordance with the terms of investor relations advisory agreements, the Company issued 27,779 shares of Common Stock (valued at $50,000) to Acorn Partners, LLC and 6,994 shares of Common Stock (valued at $10,000) to Liolios Group Inc.

During 2015, Series D Preferred Stock, convertible into shares of Common Stock at $2.15, was issued in respect of Preferred Dividends as follows: 11,691 shares of Series D Preferred Stock (valued at $116,915), convertible into 54,377 shares of Common Stock to Fountainhead; 4,313 shares of Series D Preferred Stock (valued at $43,130), convertible into 20,060 shares of Common Stock to Peter Zachariou; and 773 shares of Series D Preferred Stock (valued at $7,731), convertible into 3,595 shares of Common Stock to Craig Kirsch.

Outstanding Warrants and Options

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

STOCK WARRANTS:

		Weighted average exercise
	Number of shares	price per share
Outstanding at December 31, 2013	1,404,599	$3.39
Granted	5,226,120	$2.61
Exercised	-	-
Cancelled or expired	(719,004)	$4.46
Outstanding at December 31, 2014	5,911,715	$2.57
Granted	100,000	$2.56
Exercised	-	-
Cancelled or expired	(4,667)	-
Outstanding at December 31, 2015	6,007,048	$2.57

STOCK OPTIONS:

		Weighted average exercise
	Number of shares	price per share
Outstanding at December 31, 2013	5,557	$20.25
Granted	20,000	$2.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2014	5,557	$20.25
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2015	25,557	$5.97

As of December 31, 2015, the weighted-average remaining contractual life of outstanding warrants and options is 1.25 and 2.18 years, respectively.

9.                   SHARE-BASED COMPENSATION

Stock Option Plan

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.

45

For the years ended December 31, 2015 and 2014, the Company recognized share-based compensation of $25,011 and $0, respectively for the issuance of stock options. Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan. As of December 31, 2015 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

Non-Employee Stock Compensation

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the above non-employees for the year ended December 31, 2015 was $249,492. As of December 31, 2015, there was $0 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based Compensation Valuation Methodology

Stock-based compensation resulting from the issuance of Common Stock is calculated by reference to the valuation of the Stock on the date of issuance, the expense being recognized as the compensation is earned. Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant. The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing private placement purchase price. Expected volatility was based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the life of the option, and the risk-free rate used was based on the U.S. Treasury Constant Maturity rate.

The stock compensation expensed during the year ended December 31, 2015 resulted only from the issuance of Common Stock valued on the date of issuance. The following assumptions were used in calculations of the Black-Scholes option pricing model for warrant-based stock compensation in year ended December 31, 2015:

	Year ended December 31,
	2015	2014
Risk-free interest rates	1.07%	0.78%
Expected life	3 years	3 years
Expected dividends	0%	0%
Expected volatility	101%	75%
Vycor Common Stock fair value	$2.00	$2.05

10.                FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

Under the terms of the Offering, during the period January 2 to April 25, 2014, in five separate closings, a total of 2,397,631 Series A Warrants and Placement Agent Warrants were issued as part of the Offering, which carried anti-dilution rights. Effective May 15, 2014 these anti-dilution rights were waived for all but 34,723 of the Series A Warrants and for all of the Placement Agent Warrants. The Company accounts for the Series A Warrants in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they have anti-dilution rights, they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. The anti-dilution provisions expired on June 11, 2015 and accordingly the liability has been extinguished.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis (the Series A Warrants described above) as of September 30, 2014 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the liability, and includes situations where there is little, if any, market activity for the liability:

46

Description	December 31, 2015	Level 1	Level 2	Level 3

Warrant Liability	$-	$-	$-	$-

Description	December 31, 2014	Level 1	Level 2	Level 3

Warrant Liability	$19,792	$-	$-	$19,792

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

Balance at January 1, 2014	$-
Issuance of Series A Warrants and Placement Agent Warrants as part of Offering Units on January 2, January 31, February 24, February 28 and March 31, April 25, 2014	2,103,195
Change in fair value during period	252,633
Reclassification to equity from waiver of anti-dilution on May 15, 2014	(2,336,036)
Balance at December 31, 2014	$19,792
Change in fair value during period	(19,792)
Balance at December 31, 2015	$-

The following assumptions were used in calculations of the Monte Carlo Simulation model for the year ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
Risk-free interest rates	0.56-.73%	0.58-0.93%
Expected life	1.65 years	2.09 – 3.00 years
Expected dividends	0%	0%
Expected volatility	90-93%	71-97%
Vycor Common Stock fair value	$1.59-1.84	$1.79-$2.70

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11. INCOME TAXES

Loss Before Taxes

	Year Ended December 31,
	2015	2014
Domestic	$1,706,722	$3,646,424
Foreign	375,921	403,289
	$2,082,643	$4,049,713

The reconciliation of income tax expense at the U.S. statutory rate of 35% in 2015 and 2014, to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2015	2014
US statutory rate	$(728,925)	$(1,417,399)
Tax difference between foreign and U.S.	28,528	28,909
Change in Valuation Allowance	$(700,397)	$(1,388,490)
Tax Provision	$-	$-

Deferred Income Taxes

The Company has incurred net operating losses since inception. The Company has not reflected any tax benefit related to such net operating losses in the financial statements. Prior to August 15, 2007 the Company was a limited liability company and losses were passed through to the individual members, therefore the Company only has potential tax benefits from the date it became a ‘C’ corporation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries’ deferred tax assets at December 31, 2015 and December 31, 2014 are as follows:

	December 31, 2015	December 31, 2014
Operating loss carry-forward	$5,600,000	$4,800,000
Deferred tax asset before Valuation allowance	$5,600,000	$4,800,000
Valuation allowance	$(5,600,000)	$(4,800,000)
Net deferred tax asset	-	-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, management has determined that a 100% valuation allowance is appropriate at December 31, 2015 and December 31, 2014.

Net Operating Loss Carry-Forwards

As of December 31, 2015 and 2014, the Company had U.S. accumulated losses for tax purposes of approximately $16,000,000 and $13,800,000 respectively, which may be carried forward and offset against U.S. taxable income, and which expire during the tax years 2027 through 2032.

Federal tax laws impose significant restrictions on the utilization of net operating loss carry-forwards and in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carry-forwards may be subject to the above limitations.

48

As of December 31, 2015 and 2014, the Company had German accumulated losses for tax purposes of approximately $688,000 and $740,000 respectively, which may be carried forward and offset against German taxable income subject to certain restrictions and limitations. Such carry-forwards are subject to certain restrictions and limitations in the event of changes in the NovaVision GmbH’s ownership.

As of December 31, 2015 and 2014, the Company had UK accumulated losses for tax purposes of approximately $199,000 and $180,000 respectively, which may be carried forward and offset against UK taxable income subject to certain restrictions and limitations.

Tax Rates

The applicable US income tax rate for the Company for both of the years ended December 31, 2015 and 2014 was 35%. Non-US subsidiaries are taxed according to the tax laws in their respective country of residence. The German applicable rate for both of the years ended December 31, 2015 and 2014 was 31.58%; the UK applicable rate for both the years ended December 31, 2015 and 2014 was 20%.

US income taxes and foreign withholding taxes were not provided for on undistributed earnings of the Company’s foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to US in the form of dividends or otherwise, after the repayment of intercompany debt, the Company would be subject to additional US income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

Uncertain Tax Position

The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits during 2015 and 2014. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

12. COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short-term lease agreements. Rent expense for the year ended December 31, 2015 and 2014 was $204,445 and $202,083 respectively

Potential German tax liability

In June 2012 the Company’s German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company’s acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. The tax authorities have agreed to suspend the assessment pending the outcome of certain court hearings, and the Company has agreed to make limited monthly payments on account. To the extent that this assessment (either a higher or a reduced amount) is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability years ended December 31 2015 and 2014 respectively, other than recording the monthly payments as an expense.

Potential China Patent Infringement

The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company initiated an invalidation of the competitor’s patent; in March 2014 the Patent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor appealed the decision, but the Company has contested the appeal. A final decision on the appeal is pending. The Company has, in the interim, also prepared to enforce its own patent against this competitor, however this competitor appears to have abandoned its product offering, making an enforcement action moot for the time being. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and has filed documents with the State Intellectual Property Office opposing grant of the patent application. As a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

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13. CONSULTING AND OTHER AGREEMENTS

The following agreements were entered into or remained in force during the year ended December 31, 2015:

Consulting Agreement with Fountainhead

Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015, such Agreement being automatically extended on the same terms unless terminated by either party. During fiscal year 2015, a monthly fee was payable to Fountainhead in the amount of $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock deliverable at the end of each fiscal quarter. Effective September 2015, Fountainhead agreed to receive all of the fees in Common Stock.

Investor Relations Agreements

In January 2015, as amended in May 2015, the Company entered into a twelve month agreement, subject to early termination, to provide financial advisory, strategic business planning and professional relations services, with Acorn Management Partners (“Acorn”). Under the terms of the Agreement, as amended in May and July 2015, Acorn received a total of $53,000 in cash and $50,000 in shares of Restricted Common Stock during the period. The Acorn Agreement was terminated in October 2015.

In August 2015, the Company entered into a three month agreement to provide investor relations advisory and consulting services, with Liolios Group, Inc. (“Liolios”). Under the terms of the Liolios Agreement, Liolios received $15,000 in cash and $10,000 in Restricted Common Stock. The Liolios agreement was terminated at the end of the three month period.

14. RELATED PARTY TRANSACTIONS

Peter Zachariou, director and David Cantor, director are investment managers of Fountainhead Capital Management which is a related party due to the size of its shareholding. Adrian Liddell, Chairman is a consultant for Fountainhead Capital Management.

During 2015, in accordance with the terms the Consulting Agreement, the Company issued 49,819 shares of Common Stock (valued at $90,000) to Fountainhead.

During 2015 Preferred D Stock, convertible into shares of Common Stock, was issued in respect of Preferred Dividends as follows: 11,691 shares of Preferred D Stock (valued at $116,915), convertible into 54,377 shares of Common Stock to Fountainhead; and 4,313 shares of Preferred D Stock (valued at $43,130), convertible into 20,060 shares of Common Stock to Peter Zachariou.

There were no other related party transactions during the year ended December 31, 2015.

15. SUBSEQUENT EVENTS

There are no material subsequent events.

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VYCOR MEDICAL, INC.
Consolidated Balance Sheets

(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash	$87,709	$347,477
Trade accounts receivable, net of allowance for doubtful accounts of $2,711 and $2,711	222,636	106,340
Inventory	239,696	292,538
Prepaid expenses and other current assets	88,748	112,338
Total Current Assets	638,789	858,693
Fixed assets, net	457,693	521,105
Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	274,506	323,138
Website, net of accumulated amortization	17,253	19,548
Security deposits	42,841	49,090
Total Intangible and Other assets	585,757	642,933
TOTAL ASSETS	$1,682,239	$2,022,731
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$155,181	$250,367
Accrued interest: Other	113,814	88,634
Accrued liabilities	258,264	222,258
Notes payable: Related Party	185,000	-
Notes payable: Other	312,153	315,750
Total Current Liabilities	1,024,412	877,009
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 261,168 and 252,336 issued and outstanding as at June 30, 2016 and December 31, 2015 respectively	$26	$25
Common Stock, $0.0001 par value, 25,000,000 shares authorized at June 30, 2016 and December 31, 2015, 11,158,069 and 11,032,560 shares issued and 11,054,735 and 10,929,226 outstanding at June 30, 2016 and December 31, 2015 respectively	1,116	1,103
Additional Paid-in Capital	24,782,310	24,346,057
Treasury Stock (103,334 shares of Common Stock as at June 30, 2016 and December 31, 2015 respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(24,253,779)	(23,332,538)
Accumulated Other Comprehensive Income (Loss)	129,187	132,108
Total Stockholders’ Equity	657,827	1,145,722
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,682,239	$2,022,731

See accompanying notes to financial statements

51

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenue	$379,406	$286,018	$779,492	$614,570
Cost of Goods Sold	48,086	33,981	115,325	85,674
Gross Profit	331,320	252,037	664,167	528,896

Operating expenses:
Research and development	-	15,672	-	38,898
Depreciation and Amortization	66,310	86,708	129,595	169,357
General and administrative	556,512	607,750	1,340,846	1,387,052
Total Operating expenses	622,822	710,130	1,470,441	1,595,307
Operating loss	(291,502)	(458,093)	(806,274)	(1,066,411)

Other income (expense)
Interest expense: Other	(12,206)	(11,842)	(24,188)	(23,682)
Interest expense: Related Party	(1,247)	-	(1,247)	-
Gain (loss) on foreign currency exchange	(408)	17,723	(1,214)	(74,147)
Change in fair value derivative liability	-	31,945	-	19,792
Total Other Income (expense)	(13,861)	37,826	(26,649)	(78,037)

Loss Before Credit for Income Taxes	(305,363)	(420,267)	(832,923)	(1,144,448)
Credit for income taxes	-	-	-	-
Net Loss	(305,363)	(420,267)	(832,923)	(1,144,448)
Preferred stock dividends	-	-	(88,318)	(82,446)
Net Loss available to common shareholders	(305,363)	(420,267)	(921,241)	(1,226,894)
Comprehensive Loss
Net Loss	(305,363)	(420,267)	(832,923)	(1,144,448)
Foreign Currency Translation Adjustment	2,921	19,076	2,921	(80,577)
Comprehensive Loss	(302,442)	(401,191)	(830,002)	(1,225,025)

Net Loss Per Share Basic and diluted	$(0.03)	$(0.04)	$(0.08)	$(0.11)

Weighted Average Number of Shares Outstanding – Basic and Diluted	11,007,522	10,819,691	10,971,203	10,806,338

See accompanying notes to financial statements

52

VYCOR MEDICAL, INC.
Consolidated Statement of Cash Flows
(unaudited)

	For the six months ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	(832,923)	(1,144,448)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	50,927	41,700
Depreciation of fixed assets	83,395	132,418
Inventory provision	2,544	15,162
Share based compensation	347,950	138,460
(Gain) loss on foreign exchange	1,214	74,147
Unrealized gain on change in fair value of derivative liability	-	(19,792)

Changes in assets and liabilities:
Accounts receivable	(116,299)	10,342
Inventory	50,299	35,570
Prepaid expenses	59,468	65,259
Accrued interest related party	1,247	-
Accrued interest other	23,934	23,803
Accounts payable	(95,186)	(97,137)
Accrued liabilities	34,298	(33,638)
Security Deposit	6,250	6,250
Cash used in operating activities	(382,882)	(751,904)
Cash flows from investing activities:
Purchase of fixed assets	(20,231)	(26,486)
Purchase of website	-	(3,250)
Acquisition of patents	-	(66,276)
Cash used in investing activities	(20,231)	(96,012)
Cash flows from financing activities:
Net proceeds from issuance of Notes Payable - Related Party	185,000	0
Repayment of Notes Payable - Other	(39,475)	(40,280)
Cash provided by (used in) financing activities	145,525	(40,280)
Effect of exchange rate changes on cash	(2,180)	7,256
Net increase (decrease) in cash	(259,768)	(880,940)
Cash at beginning of period	347,477	1,891,658
Cash at end of period	87,709	1,010,718

Supplemental Disclosures of Cash Flow information:
Non-Cash Transactions:
Preferred stock dividends satisfied in new preferred stock	$88,318	$82,446

See Accompanying Notes to Financial Statements

53

VYCOR MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2016
(unaudited)

1. BASIS OF PRESENTATION

The consolidated financial statements of the Company present the financial position, results of operations, and cash flows of Vycor Medical, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Commission. In accordance with those rules and regulations certain information and footnote disclosures normally included in comprehensive financial statements have been omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2015 derives from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The consolidated financial statements for the three and six months ended June 30, 2016 and 2015, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. The results of operations for the three and six months ended June 30, 2016 and 2015 are not necessarily indicative of the results to be expected for any other interim period or for the entire year. Certain prior period amounts have been reclassified to conform to the current presentation.

2. GOING CONCERN

The Company’s financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including a net loss of $832,923 for the six months ended June 30, 2016, and the Company expects to continue to incur additional losses in the future, including additional development costs, costs related to marketing and manufacturing expenses. The Company has incurred negative cash flows from operations since inception. As of June 30, 2016 the Company had a stockholders’ equity of $657,827 and cash and cash equivalents of $87,709. The Company believes it would not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease some or all of its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. All material inter-company accounts, transactions, and profits have been eliminated in consolidation. Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	June 30, 2016	December 31, 2015
Stock options outstanding	705,557	25,557
Warrants to purchase common stock	6,007,048	6,007,048
Debentures convertible into common stock	229,204	215,908
Preferred shares convertible into common stock	2,444,275	1,188,471
Directors Deferred Compensation Plan	59,083	-
Total	9,445,167	7,436,984

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4. NOTES PAYABLE

Related Party Notes Payable

As of June 30, 2016 and December 31, 2015 Related Party Notes Payable consists of:

	June 30, 2016	December 31, 2015
In the period the Company issued promissory notes to Fountainhead Capital Management Limited and Peter Zachariou for $185,000. The notes bear interest at 10% per annum and are payable on the earlier of one year or five days following the delivery of written demand for payment by the Payee.	185,000	-

Total Related Party Notes Payable	185,000	-

Other Notes Payable

As of June 30, 2016 and December 31, 2015, Other Notes Payable consists of:

	June 30, 2016	December 31, 2015
On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company an adjusted conversion price of $1.80 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended to December 31, 2017.	300,000	300,000

Insurance policy finance agreements. During the period ended June 30, 2016 the Company made payments of $41,066. The notes are due over the next twelve months.	12,153	15,750

Total Other Notes Payable:	312,153	315,750

The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

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5. SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss and which includes Sight Science. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Vycor Medical	$333,085	$221,258	$682,006	$480,107
NovaVision	$46,321	$64,760	$97,486	$134,463
	$379,406	$286,018	$779,492	$614,570
Gross Profit
Vycor Medical	$288,812	$193,743	$575,420	$412,794
NovaVision	$42,508	$58,294	$88,747	$116,102
	$331,320	$252,037	$664,167	$528,896

	June 30, 2016	December 31, 2015
Total Assets:
Vycor Medical	$911,025	$1,150,291
NovaVision	771,214	872,440
Total Assets	$1,682,239	$2,022,731

(b) Geographic information

The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
United States	$356,170	$248,059	$728,476	$531,998
Europe	$23,236	$37,959	$51,016	$82,572
	$379,406	$286,018	$779,492	$614,570
Gross Profit
United States	$309,318	$217,977	$616,556	$456,328
Europe	$22,002	$34,060	$47,611	$72,568
	$331,320	$252,037	$664,167	$528,896

	June 30, 2016	December 31, 2015
Total Assets:
United States	$1,399,124	$1,699,589
Europe	283,115	323,142
Total Assets	$1,682,239	$2,022,731

6. EQUITY

Preferred Stock

During the six months ended June 30, 2016, the Company paid an aggregate of 8,831 shares of Preferred D Stock, valued at $88,318, representing preferred stock dividends. The Preferred D shares are convertible on their terms at $2.15 per share of Common Stock into 41,074 shares. An aggregate of 8,424 shares of Preferred D Stock dividends were in respect of related parties (See Note 11).

Common Stock and Stock Grants

During January to June 2016, the Company granted 59,083 shares of Common Stock (valued at $36,000) to non-employee Directors. Under the terms of the Directors Deferred Compensation Plan, the receipt of these shares is deferred until the January 15th following the termination of their services as a director.

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During January to June 2016, the Company issued 32,254 shares of Common Stock (valued at $20,000) to members of the NovaVision, Inc. Scientific Advisory Board in respect of their services.

During January to June 2016, in accordance with the terms the Consulting Agreement, the Company issued 33,333 shares of Common Stock (valued at $60,000) to Fountainhead.

In April 2016, the Company entered into a Consulting Agreement with Techmed Inc. and issued 9,921 share of Common Stock (valued at $6,250) under the agreement.

In May 2016, the Company entered into a Consulting Agreement with Valeo Consulting and issued 50,000 share of Common Stock (valued at $27,500) under the agreement.

Warrants and Options

The details of the outstanding warrants and options are as follows:

STOCK WARRANTS:

		Weighted average
	Number of shares	exercise price per share
Outstanding at December 31, 2014	5,911,715	$2.57
Granted	100,000	$2.56
Exercised	-	-
Cancelled or expired	(4,667)	-
Outstanding at December 31, 2015	6,007,048	$2.57
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at June 30, 2016	6,007,048	$2.57

STOCK OPTIONS:

		Weighted average
	Number of shares	exercise price per share
Outstanding at December 31, 2014	5,557	$20.25
Granted	20,000	$2.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2015	25,557	$20.25
Granted	680,000	$0.79
Exercised	-	-
Cancelled or expired	-	-
Outstanding at June 30, 2016	705,557	$0.97

As of June 30, 2016, the weighted-average remaining contractual life of outstanding warrants and options is 0.76 and 3.89 years, respectively.

7. SHARE-BASED COMPENSATION

Stock Option Plan

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.

For the six months ended June 30, 2016 and 2015, the Company recognized share-based compensation of $198,200 and $25,011, respectively, for employee stock options.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan. As of June 30, 2016 there were no awards of any stock appreciation rights.

Non-Employee Stock Compensation

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to non-employees for the six months ended June 30, 2016 was $149,750.

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Stock-based Compensation Valuation Methodology

Stock-based compensation resulting from the issuance of Common Stock is calculated by reference to the valuation of the Stock on the date of issuance, the expense being recognized as the compensation is earned. Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant. The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. Expected volatility is based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the expected life of the option or warrant, and the risk-free rate is based on the U.S. Treasury Constant Maturity rate.

The following assumptions were used in calculations of the Black-Scholes option pricing model for the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015
Risk-free interest rates	0.91%	1.07%
Expected life	1.5 years	3 years
Expected dividends	0%	0%
Expected volatility	95%	101%
Vycor Common Stock fair value	$0.71	$2.00

8. FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

Under the terms of the Offering during the period January 2 to April 25, 2014, in five separate closings, a total of 2,397,631 Series A Warrants and Placement Agent Warrants were issued, which carried anti-dilution rights. Effective May 15, 2014 these anti-dilution rights were waived for all but 34,723 of the Series A Warrants and for all of the Placement Agent Warrants. The Company accounted for the Series A Warrants in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and needed to be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. The anti-dilution provisions expired on June 11, 2015 and accordingly the liability was extinguished at that date.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis (the 34,723 Series A Warrants above) as of June 30, 2016 and December 31, 2015 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the liability, and includes situations where there is little, if any, market activity for the liability:

Description	June 30, 2016 and December 31, 2015	Level 1	Level 2	Level 3
Warrant Liability	$0	$-	$-	$0

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

	Six months ended June 30,
	2016	2015
Balance at start of period	$-	$19,792

Change in fair value to June 11, 2015	-	485
Extinguishment of liability June 11, 2015		(20,277)
Balance at end of period	$-	$-

The fair value of the Series A Warrants Warrants was determined using a Monte Carlo Simulation. This model requires the input of highly subjective assumptions, including the expected price volatility, which is based on the historical volatility of a peer group of publicly traded companies. Changes in the subjective input assumptions can materially affect the estimate of fair value of the warrants and the Company’s results of operations could be impacted.

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The following assumptions were used in calculations of the Monte Carlo Simulation model for the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015
Risk-free interest rates	-	0.56-.73%
Expected life	-	1.65 years
Expected dividends	-	0%
Expected volatility	-	90-93%
Vycor Common Stock fair value	-	$1.59-1.84

9. COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $15,439 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the six months ended June 30, 2016 and 2015 was $53,654 and $47,211 respectively.

Potential German tax liability

In June 2012 the Company’s German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $85,000). This assessment is for the 2010 fiscal year and relates to the Company’s acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. The tax authorities have agreed to suspend the assessment pending the outcome of certain court hearings, and the Company has agreed to make limited monthly payments on account. To the extent that this assessment (either a higher or a reduced amount) is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability in the six months ended June 30, 2016 and the year ended December 31, 2015 respectively, other than recording the monthly payments as an expense.

Potential Patent Infringement

The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company initiated an invalidation of the competitor’s patent; in March 2014 the Patent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor appealed the decision, but the Company has contested the appeal. A final decision on the appeal is pending. The Company has, in the interim, also prepared to enforce its own patent against this competitor, however this competitor appears to have abandoned its product offering, making an enforcement action moot for the time being. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and has filed documents with the State Intellectual Property Office opposing grant of the patent application. As a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

10. CONSULTING AND OTHER AGREEMENTS

The following agreements were entered into or remained in force during the six months ended June 30, 2016:

Under the terms of an amended Consulting Agreement between the Company and Fountainhead, Fountainhead is paid a monthly retainer of $10,000 per month, payable $5,000 in cash and $5,000 payable in Company Common Stock at the end of each quarter. Effective September 2015, Fountainhead agreed to receive all of the fees in Common Stock.

In January 2015, as amended in May 2015, the Company entered into a twelve month agreement, subject to early termination, to provide financial advisory, strategic business planning and professional relations services, with Acorn Management Partners (“Acorn”). Under the terms of the Agreement, as amended in May and July 2015, Acorn received a total of $53,000 in cash and $50,000 in shares of Restricted Common Stock during the period. The Acorn Agreement was terminated in October 2015.

In May 2016 the Company entered into a Consultancy agreement with Valeo Consulting LLC to assist in the raising of capital and related financial matters by dealing with potential investors, banks and brokers on behalf of the Company. Under the agreement the Company issued 50,000 shares of Vycor Common Stock on execution and 50,000 on August 1, 2016.

11. RELATED PARTY TRANSACTIONS

Peter Zachariou, director and David Cantor, director are investment managers of Fountainhead Capital Management which is a related party due to the size of its shareholding. Adrian Liddell, Chairman is a consultant for Fountainhead Capital Management.

During the period ended June 30, 2016, in accordance with the terms of the Consulting Agreement, the Company issued 33,333 shares of Common Stock (valued at $60,000) to Fountainhead.

During the six months ended June 30, 2016, the Company paid an aggregate of 8,424 shares of Preferred D Stock, valued at $84,248 representing preferred stock dividends to related parties. The Preferred D shares are convertible on their terms at $2.15 per share of Common Stock into 39,181 shares.

During the period ended June 30, 2016, the Company issued unsecured loan notes to Fountainhead for a total of $140,000. The loan notes bear interest at a rate of 10% and are due on demand or by their one-year anniversary.

During the period ended June 30, 2016, the Company issued unsecured loan notes to Peter Zachariou for a total of $45,000. The loan notes bear interest at a rate of 10% and are due on demand or by their one-year anniversary

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12. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued and filed with this Form 10Q:

In August 2016 the Company issued 50,000 shares of Vycor Common Stock (valued at $13,200) to Valeo Consulting LLC under the terms of the Consultancy Agreement.

In August 2016 the Company paid an aggregate of 9,140 shares of Preferred D Stock, valued at $91,409, representing preferred stock dividends. The Preferred D shares are convertible on their terms at $2.15 per share of Common Stock into 42,512 shares. An aggregate of 8,718 shares of Preferred D Stock dividends were in respect of related parties.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is October 14, 2016.

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